UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONTINENTAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

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Continental Resources, Inc.

Invitation to 2019 Annual Meeting of Shareholders

DATE:	Thursday, May 16, 2019
TIME:	10:00 a.m. Central Daylight Time
PLACE:	Skirvin Hilton Hotel, Continental Room 1 Park Avenue, Oklahoma City, OK 73102

April 4, 2019

Dear Fellow Shareholder:

Please join me at our Annual Meeting on Thursday, May 16, 2019, where you will be asked to vote on: (i) the election of the two Class I members named in this Proxy Statement to the Board of Directors; (ii) the ratification of the selection of the independent auditors; and (iii) the approval, by a non-binding vote, of the compensation of our named executive officers. You will also be asked to consider a shareholder proposal, if properly presented at the Annual Meeting.

The Company is again taking advantage of the Securities and Exchange Commission rule permitting us to provide proxy materials over the internet to certain of our shareholders. On or about April 4, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials to shareholders whose shares are held in an account at a brokerage firm, bank or other nominee record holder, informing you the Notice and Proxy Statement for the 2019 Annual Meeting, 2018 Annual Report and voting instructions are available online. As more fully described in that Notice, all shareholders receiving such Notice may choose to access proxy materials on the internet or may request paper copies of the proxy materials. On or about April 4, 2019, we will also mail paper copies of our Notice and Proxy Statement, 2018 Annual Report and a proxy card to each shareholder whose shares are registered directly in their name with our transfer agent, American Stock Transfer & Trust Company.

In addition to the formal items of business at the Annual Meeting, you will have an opportunity to ask questions and express your views to senior management of Continental Resources, Inc. Members of our Board of Directors will also be present.

Whether you are able to attend the 2019 Annual Meeting in person, it is important your shares be represented. Please vote your shares in accordance with the instructions contained in the materials being sent to you. Please vote as soon as possible.

I hope to see you on May 16th.

Harold G. Hamm

Chairman of the Board and

Chief Executive Officer

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

Notice of Annual Meeting of Shareholders

To Be Held On May 16, 2019

TO THE HOLDERS OF SHARES OF COMMON STOCK:

The 2019 Annual Meeting of Shareholders of Continental Resources, Inc. (the “Company,” “we,” “our,” or “us”) will be held at the Skirvin Hilton Hotel, Continental Room, 1 Park Avenue, Oklahoma City, OK 73102, on May 16, 2019, at 10:00 a.m. C.D.T., for the following purposes:

1.

To elect the two Class I members named in this Proxy Statement to our Board of Directors to serve until the Annual Meeting of Shareholders in 2022 and until their respective successors are duly elected and qualified or until their earlier resignation or removal (Item 1 on the proxy card);

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 2 on the proxy card);

3.	To approve, by a non-binding vote, the compensation of the named executive officers (Item 3 on the proxy card);

4.

To consider a shareholder proposal requesting the Company to publish a long-term assessment of the impact on the Company of policies and technologies intended to limit global temperature rise to two degrees Celsius, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly be brought at the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting may be recessed from time to time and, at any reconvened meeting, action on the matters specified in this notice may be taken without further notice to shareholders unless required by the Company’s bylaws.

Shareholders of record, at the close of business on March 21, 2019, of our common stock, par value $0.01 per share, are entitled to notice of and to vote on all proposals at the Annual Meeting. A list of all shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during normal business hours at least ten days prior thereto at our offices located at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to certain of our shareholders over the internet and to certain others by mail.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ Eric S. Eissenstat

Eric S. Eissenstat

Secretary

DATED: April 4, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2019

This Notice and Proxy Statement, the accompanying form proxy card and our Annual Report to shareholders are also available on the internet at https://materials.proxyvote.com/212015.

CONTINENTAL RESOURCES, INC.

Proxy Statement Annual Meeting of Shareholders May 16, 2019

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
Security Ownership of Certain Beneficial Owners	40
Security Ownership of Directors and Executive Officers	40

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	41

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	41
General	41
Audit Committee Report	42
Audit and Other Fees	43
Attendance at Annual Meeting	43

PROPOSAL 3: APPROVE, BY A NON-BINDING VOTE, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	43

PROPOSAL 4: PUBLISH LONG-TERM ASSESSMENT OF IMPACT OF MEASURES TO LIMIT GLOBAL TEMPERATURE RISE TO TWO DEGREES CELSIUS	45
Proponent’s statement in support of Shareholder Proposal	45
Board of Directors’ statement in opposition to the Shareholder Proposal	45

ANNUAL REPORT TO SHAREHOLDERS	47

SHAREHOLDERS SHARING THE SAME ADDRESS	47

PROPOSALS OF SHAREHOLDERS	47

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	48

Why am I receiving these materials?	48
Who can vote at the Annual Meeting?	48
What am I voting on?	48
How do I vote?	49
How many votes do I have?	49
Who is paying for this proxy solicitation?	49
What does it mean if I receive more than one Notice of Internet Availability, proxy card or voter information form?	49
Can I change my vote after submitting my proxy?	50
What is the quorum requirement?	50
What are broker non-votes?	50
What vote is required to approve the election of directors (Item 1 on the proxy card)?	50
What vote is required to approve the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 2 on the proxy card)?	50
What vote is required to approve the compensation of the named executive officers (Item 3 on the proxy card)?	51
What vote is required to approve the Shareholder Proposal (Item 4 on the proxy card)?	51
What if I do not mark a voting choice for some of the matters listed on my proxy card?	51
Could other matters be decided at the Annual Meeting?	51
What happens if the Annual Meeting is postponed or adjourned?	51
How does the Board recommend I vote on the proposals?	51
Who will serve as the inspector of election at the Annual Meeting?	51
How can I find out the results of the voting at the Annual Meeting?	52

OTHER MATTERS	52

ANNEX A—NYSE Independence Standards Generally Applicable to Directors	ANNEX A

Proxy Summary

This summary contains highlights about Continental Resources, Inc. and our subsidiaries (the “Company”) and the upcoming 2019 Annual Meeting of Shareholders (the “Annual Meeting”). This summary does not contain all of the information you should consider in advance of the Annual Meeting and we encourage you to read the entire Proxy Statement before voting. When we refer to “us,” “we,” or “our,” we are referring to the Company.

2019 Annual Meeting of Shareholders

Date and Time:	Thursday, May 16, 2019 at 10:00 a.m. C.D.T.

Location:	Skirvin Hilton Hotel, Continental Room, 1 Park Avenue, Oklahoma City, OK 73102

Record Date:	March 21, 2019

Mail Date:	We intend to mail a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), or the Proxy Statement, 2018 Annual Report, and Proxy Card (or voter information form if the Proxy Statement is being sent by a broker, bank or other nominee record holder (collectively, a “Broker”)), as applicable, on or about April 4, 2019 to our shareholders.

Voting:	Shareholders as of the record date may vote. Each share of our Common Stock, par value $0.01 per share (“Common Stock”), is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. Each shareholder’s vote is important. Please complete and return your proxy or voter information form, or submit your vote and proxy online (or by telephone if you received a voter information form).

Voting Matters and Board Recommendations

Matter	Board Vote Recommendation
Election of two Class I Directors named in this Proxy Statement (Item 1, page 6)	FOR
Ratification of selection of Grant Thornton LLP (“Grant Thornton”) (Item 2, page 41)	FOR
Approve, by a non-binding vote, the compensation of the named executive officers (Item 3, page 43)	FOR
Consideration of a shareholder proposal requesting the Company to publish a long-term assessment of the impact of measures to limit global temperature rise to two degrees Celsius (Item 4, page 45)	AGAINST

2018 Performance Highlights

Achieved full-year 2018 production growth of 23% compared to 2017.

2018 fourth quarter production increased 13% compared to 2017 fourth quarter production.

Net cash provided by operating activities for 2018 increased 66% compared to 2017.

Year-end 2018 proved reserves increased 15% (adjusted for 2018 divestitures) compared to year-end 2017.

In 2018, reduced total debt by $585 million and increased cash on hand by $239 million compared to December 31, 2017.

In October 2018, entered into a minerals venture that allows the Company to enhance project economics and further capitalize on its geologic knowledge and land expertise.

Key Executive and Director Compensation Policies and Practices

Independent compensation consultants to the Compensation Committee.

No individual employment agreements.

Majority of compensation is in the form of restricted stock awards designed to align interests of executives and shareholders.

Robust stock ownership requirements – 5x of base salary for the Chief Executive Officer and President and 3x of base salary for other executive officers, and 5x base annual retainer for directors.

Use of a relevant peer group in establishing compensation.

Minimal perquisites.

Prohibition of hedging of Company securities by executive officers and directors.

Clawback policy applicable to all executive officers.

Key Governance Policies and Practices

Voluntary establishment of Compensation and Nominating/Corporate Governance Committees, even though exempt from these requirements as a controlled company under New York Stock Exchange (“NYSE”) rules.

Audit and Compensation Committees composed entirely of independent directors.

Lead independent director with clearly established authority and responsibility over the governance of our Board of Directors.

Four of six directors are independent.

Regular executive sessions of the Board without management present.

Board risk management oversight with a focus on the most significant risks facing the Company.

Annual evaluation process for the Board and its committees.

Director in uncontested election that does not receive a majority of “for” votes, must submit his or her resignation for consideration by the Nominating/Corporate Governance Committee and the Board.

For more detailed information regarding our proxy materials and voting at the Annual Meeting, see “Questions and Answers About This Proxy Material and Voting,” at page 48.

Proposal 1:

Election of Directors

General

Our Board has six members. Our directors are divided into three classes and serve staggered three year terms. Class I, Class II and Class III directors will serve until our annual meetings of shareholders in 2019, 2020 and 2021, respectively. The Board has nominated Harold G. Hamm and John T. McNabb, II, each of whose term as a director expires as of the Annual Meeting, to be re-elected as a Class I director for a term to continue until the 2022 Annual Meeting of Shareholders, each to serve until their respective successor has been elected and qualified or until their earlier resignation or removal. On March 26, 2018, it was announced that Mr. James L. Gallogly, who served as director during 2018, had accepted an appointment as president designate of the University of Oklahoma, starting July 1, 2018. In connection with accepting this appointment, Mr. Gallogly submitted his resignation from the Company’s Board of Directors, effective at the conclusion of the 2018 Annual Meeting.

Shelly Lambertz was appointed by the Board to replace Mr. Gallogly as a Class II director, effective immediately following the 2018 Annual Meeting. Ms. Lambertz will serve the remainder of Mr. Gallogly’s original term, which would have continued until the 2020 Annual Meeting. Ms. Lambertz was appointed to serve on the Nominating/Corporate Governance Committee. William B. Berry was appointed to replace Mr. Gallogly on the Audit Committee. No director was appointed to replace Mr. Gallogly on the Compensation Committee. Ms. Lambertz is the daughter of Harold G. Hamm, the Company’s founder and Chief Executive Officer. Ms. Lambertz was appointed in consideration of her family’s majority ownership of the Company and her other professional experience. Ms. Lambertz’s appointment to the Board was recommended by the Nominating/Corporate Governance Committee and Mr. Hamm.

The election of a director requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received will be voted,

in the absence of instructions to the contrary, “for” the re-election of Messrs. Hamm and McNabb to the Board. While “withheld” votes will not effect the outcome of the election, our Bylaws provide a nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by the Nominating/Corporate Governance Committee of the Board within ninety (90) days from the date of the election. The Nominating/Corporate Governance Committee of the Board shall consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

Should a nominee for election to the Board be unable to serve for any reason, the Board may designate a substitute nominee in which event all proxies received without instructions will be voted “for” the election of such substitute nominee. To the best knowledge of our Board, each of the named nominees will serve if elected.

The Board recommends the shareholders vote “for” the re-election of Harold G. Hamm and John T. McNabb, II to the Board.

The following table outlines certain information about each of the director nominees as well as our other directors as of April 4, 2019:

Name	Age	Director Since	Existing Term Expires

Harold G. Hamm	73	1967	2019

William B. Berry	66	2014	2020

Shelly Lambertz	52	2018	2020

Lon McCain	71	2006	2021

John T. McNabb, II	74	2010	2019

Mark E. Monroe	64	2001	2021

Harold G. Hamm has served as Chief Executive Officer and a director since our inception in 1967 and currently serves as Chairman of the Board. In addition, Mr. Hamm served as our President from October 31, 2008 to November 3, 2009. He served as Chairman of the board of directors of the general partners of Hiland Partners, LP (“Hiland”) and Hiland Holdings GP, LP (“Hiland Holdings”), former affiliates of ours through February 13, 2015, which were publicly traded in the past. From September 2005 through February 2012, Mr. Hamm served as a director of Complete Production Services, Inc., an oil and gas service company publicly traded on the NYSE. He has served on the board of directors of the National Fish and Wildlife Foundation since October 2017. Mr. Hamm is Chairman of Domestic Energy Producers Alliance and served as Chairman of the Oklahoma Independent Petroleum Association from June 2005 to June 2007. He was President of the National Stripper Well Association, founder and Chairman of Save Domestic Oil, Inc., served on the board of directors of the Oklahoma Energy Explorers, Oklahoma Independent Petroleum Association and is co-chairman of the Council for a Secure America.

Mr. Hamm’s role as the founder and majority shareholder of our Company, his extensive experience in the energy industry and leadership of our Company for over 50 years, qualify him to serve on our Board and in the role as Chairman.

William B. Berry has been a director since May 2014. He served as Lead Director from the 2016 Annual Meeting through the 2017 Annual Meeting. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips Company (“ConocoPhillips”), a major international integrated energy company, from 2003 until his retirement on January 1, 2008. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002. While with these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle East; Vice President of Exploration and Production, Eurasia; and Vice President of International Exploration and Production, New Ventures. While at ConocoPhillips and Phillips Petroleum Company he served in various locations including London, England; Abidjan, Ivory Coast; Stavanger, Norway; Shekou and Beijing, China; and Singapore. Mr. Berry was recognized by the government of China as one of the 31 outstanding foreign experts in 1996. He has served on the board of directors of Franks International since January 2015 and on the board of directors of Oceaneering International, Inc. since June 2016. He served on the board of directors of Nexen Inc. from December 2008 to June 2013, Willbros Group, Inc. (“Willbros”) from February 2008 to May 2014, Access Midstream Partners, L.P. from June 2013 to May 2014, and Teekay Corporation from June 2012 to December 2015. He was the Honorary Consul for Kazakhstan from 2009 until 2014. Mr. Berry holds a bachelor’s and a master’s degree in petroleum engineering from Mississippi State University.

Mr. Berry brings extensive domestic and international experience in the oil and gas exploration and production industry and management expertise to the Board. Mr. Berry also brings considerable experience from his position as a director with several other publicly traded companies involved in the energy industry. We believe Mr. Berry’s extensive industry, management and director expertise qualify him to serve on our Board.

Shelly Lambertz has been a director since May 2018. She is currently serving as the Company’s Vice President, Human Resources, a position she has held since October 2018. Prior to this, she served as the Chief Operating Officer at Hamm Capital, a family investment and advisory firm based in Oklahoma City, from August 2011 to October 2018. Ms. Lambertz also serves as Director of the Harold Hamm Foundation. From 1999 to 2005, Ms. Lambertz was the Executive Director of the YWCA in Enid, Oklahoma. From 1996 to 1998, Ms. Lambertz was Director of Human Resources and Business Development Advisor for Hamm & Phillips Service Company. She began her career working for the U.S. House of Representatives in Washington, D.C. Positions there included Office Manager for Congressman Mickey Edwards (OK), Legislative Assistant for the Leadership Office of Minority Leader Bob Michel (IL), and Deputy Chief of Staff for Frank Lucas (OK). Ms. Lambertz holds a bachelor’s degree in business administration from Oklahoma State University.
Ms. Lambertz’s financial, management and human resources experience, as well as her knowledge regarding the Company and its operations, qualify her to serve on our Board.

Ellis L. “Lon” McCain has been a director since February 2006 and serves as Chairman of our Compensation Committee. Mr. McCain also served as Lead Director from the 2014 Annual Meeting through the 2016 Annual Meeting. Mr. McCain served as Executive Vice President and Chief Financial Officer of Ellora Energy, Inc. (“Ellora”) from July 2009 through August 2010 when Ellora was merged into a subsidiary of Exxon Mobil Corporation. Prior to Ellora, Mr. McCain was Vice President, Treasurer, and Chief Financial Officer of Westport Resources Corporation (“Westport”), a publicly traded exploration and production company, from 2001 until the sale of Westport to Kerr McGee Corporation and his retirement from Westport in 2004. From 1992 until joining Westport in 2001, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman & Co., Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation, and Ceres Capital. He was an Adjunct Professor of Finance at the University of Denver from 1982 through 2005. Mr. McCain currently serves on the board of directors of Contango Oil & Gas Company (Mr. McCain served on the board of directors of Crimson Exploration, Inc.

until its merger into Contango Oil & Gas Company in October 2013), a domestic exploration and production company traded on the NYSE, and Cheniere Energy Partners, GP, LLC, the general partner of Cheniere Energy Partners, L.P., a publicly traded partnership. Mr. McCain received a B.A. in business administration and an M.B.A. with a major in finance from the University of Denver.

Mr. McCain brings extensive business, financial and management expertise to the Company from his background as Chief Financial Officer of Ellora and Westport and from his tenure as an investment banker specializing in the oil and gas industry. Mr. McCain also brings considerable experience from his position as a director with several other energy companies. We believe Mr. McCain’s extensive business, financial, management and director expertise qualify him to serve on our Board and as Chairman of our Compensation Committee.

John T. McNabb, II has been a director since May 2010 and serves as Chairman of our Nominating/Corporate Governance Committee. He was appointed as lead director on November 2, 2011 and served in that capacity through the 2013 Annual Meeting. Mr. McNabb served as Chairman and Chief Executive Officer of Willbros, an international energy engineering and construction firm, from October 2014 through November 2015 and previously served as the Executive Chairman of the Board of Willbros from August 2014 to October 2014. Mr. McNabb served as Senior Advisor of Duff & Phelps Corporation (“Duff & Phelps”), a global independent provider of financial advisory and investment services, a position he held from November 2014 to March 2018. Mr. McNabb was Vice Chairman of Corporate Finance of Duff & Phelps from June 2014 through October 2014 and Vice Chairman of Investment Banking of Duff & Phelps from July 2011 to June 2014. He was Founder and Chairman of the board of directors of Growth Capital Partners, L.P., a merchant banking firm that provided financial advisory services to middle market companies throughout the United States. He served in this position from 1992 through June 2011. He was formerly a Managing Director of Bankers Trust New York Corporation (“Bankers Trust”) and a board member of BT Southwest Inc., a wholly-owned subsidiary of Bankers Trust. Mr. McNabb went to Bankers Trust from The Prudential Insurance-Company of America where he had a six year career, commencing in 1984, in positions with Prudential-Bache Securities, The Prudential Corporate Finance Group and Prudential Capital Corporation, a merchant banking affiliate of The Prudential. He started his career with Mobil Oil Corporation in its exploration and production division. Mr. McNabb holds B.A. and M.B.A. degrees from Duke University. Mr. McNabb has served on the board of directors of eight public companies, including Cypress Energy Partners, L.P., where he serves on the Audit Committee and is Chairman of the Conflicts Committee, Willbros, from 2006 to 2016, where he served as Chairman of the Board and on the Audit, Finance and Executive Committees, and Hiland Partners, GP, LLC, from 2006 to 2009, where he served as Chairman of the Conflicts Committee and as a member of the Compensation Committee. Mr. McNabb has also served on the board of directors of The Institute for the Public Trust, a non-profit organization, since October 2017 and as Vice Chairman of the American Leadership Council since August 2017.

Mr. McNabb’s extensive banking and investment company experience and his direct work in the oil and gas production and service segments, including his service as Chief Executive Officer of Willbros, make him well suited to serve on our Board. Mr. McNabb’s leadership skills as Founder and Chairman of the board of directors of Growth Capital Partners, L.P. and his public company experience as an audit and compensation committee member also make him well qualified to serve on our Board. We believe this experience qualifies him to serve on our Board and as the Chairman of our Nominating/Corporate Governance Committee.

Mark E. Monroe has served as a director since November 2001 and has served as Lead Director since the 2017 Annual Meeting. Mr. Monroe has been re-nominated to serve as Lead Director. His third term as Lead Director will start after the Annual Meeting and continue through the 2020 Annual Meeting. Mr. Monroe also serves as Chairman of our Audit Committee. Mr. Monroe was our President and Chief Operating Officer from October 2005 until October 31, 2008. He was Chief Executive Officer and President of Louis Dreyfus Natural Gas Corp. prior to its merger with Dominion Resources, Inc. in October 2001. After the merger, Mr. Monroe was a consultant and served as a member of the board of directors of Unit Corporation, a NYSE publicly traded onshore drilling and oil and gas exploration and production company from October 2003 through October 2005. He has served on the board of directors of Seven Generations Energy Ltd., a publicly traded Canadian energy producer, since October 2018 and as Chairman of the Board since January 2019. He served on the board of directors of Rose Rock Midstream GP, LLC, the general partner of Rose Rock Midstream, L.P., from December 2011 to April 1, 2016. He has served as Chairman, and as a board member, of the Oklahoma Independent Petroleum Association, served on the

Domestic Petroleum Council and the National Petroleum Council, and on the boards of directors of the Independent Petroleum Association of America, the Oklahoma Energy Explorers, and the Petroleum Club of Oklahoma City. Mr. Monroe is a Certified Public Accountant and received his B.A. in business administration from the University of Texas at Austin.

Mr. Monroe’s extensive executive and financial experience from his service in positions as Chief Executive Officer, President and Chief Financial Officer at various public oil and gas companies and his background as a Certified Public Accountant qualify him to serve on our Board, as Chairman of our Audit Committee, and as Lead Director.

Corporate Governance Matters

We are a “controlled company” within the meaning of the listing standards of the NYSE because a limited liability company owned by our Chairman and Chief Executive Officer, Harold G. Hamm, and members of his family own more than 50% of our outstanding shares of Common Stock. Consequently, we are not required to comply with certain NYSE listed company requirements, such as the requirement to have a majority of independent directors on our Board, or the requirement to have compensation and nominating committees comprised entirely of independent directors. However, we are required to have an independent Audit Committee, and we have voluntarily established a Compensation Committee comprised entirely of independent directors and a Nominating/Corporate Governance Committee. The Board uses the independence standards of the NYSE corporate governance rules generally applicable to directors for determining whether directors are independent. A copy of those standards is attached as Annex A. The Board additionally follows applicable rules of the Securities and Exchange Commission (“SEC”) in determining independence for committee members. The Board has determined Messrs. Berry, McCain, McNabb and Monroe have no relationship with the Company other than as a director and shareholder and are independent under the NYSE and SEC rules for purposes of service on the Board and its committees. Mr. Gallogly, whose term expired at the 2018 Annual Meeting, was determined to be independent on the same basis as described above, during the time of his service. Ms. Lambertz is not an independent director due to her relationship to Mr. Hamm and her current service as our Vice President, Human Resources. Members of each committee are elected annually by the Board and serve for one year terms, until their successors are elected and qualified or until their earlier resignation or removal.

The Board held 7 meetings and acted by unanimous consent 3 times during the year ended December 31, 2018. Directors are expected to attend all meetings of the Board and the committees on which they serve. To be re-nominated, directors must have attended at least 75% of the Board and applicable committee meetings during their term, and all directors did so during 2018, with each director attending all Board and committee meetings. All then incumbent directors attended the 2018 Annual Meeting of Shareholders and all directors plan to attend the 2019 Annual Meeting. Under our Corporate Governance Guidelines, attendance at the Annual Meeting is listed as an indicator to be considered when evaluating whether a director is devoting sufficient time to his or her responsibilities.

 Board Leadership Structure    Harold G. Hamm serves as the Company’s Chairman and Chief Executive Officer. Additionally, through Harold Hamm Family LLC (the “Family LLC”), a limited liability company owned by Harold G. Hamm, members of his family and trusts established for their benefit and for which Mr. Hamm serves as manager, Mr. Hamm exercises voting and dispositive power over approximately 75.15% of our outstanding shares of Common Stock as of March 21, 2019. The Board believes this leadership structure is appropriate because of the efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, Mr. Hamm’s role in founding the Company, and Mr. Hamm’s ongoing control of a significant financial interest in the Company through the Family LLC.

 Lead Director    The Board has appointed Mr. Monroe to serve as lead director with the following responsibilities similar to those typically performed by an independent Chairman: (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) acts as a key liaison between the Chairman and Chief Executive Officer and the independent directors; (iii) provides input into the materials to be delivered to the directors in advance of each Board meeting; (iv) provides feedback regarding the quality, quantity, and timeliness of those materials; and (v) communicates Board member feedback to the Chairman and Chief Executive Officer. At the February 2019 Board meeting, Mr. Monroe was re-appointed to serve as lead director, effective immediately following the Annual Meeting for a period extending through the 2020 Annual Meeting.

 Risk Oversight    The Board is responsible for overseeing our Company’s management of risk. The Board strives to effectively oversee our enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our Company for the benefit of our shareholders. The Board understands its focus on effective risk oversight is critical to setting our Company’s tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand our Company’s risk philosophy by having regular discussions with management to establish a mutual understanding of our Company’s overall appetite for risk. The Board maintains an active dialogue with management, including the Chief Executive Officer, Chief Financial Officer, and Chief Risk Officer, about existing risk management processes and how management identifies, assesses and manages our most significant risk exposures, including commodity price risk, liquidity risk, reputational risk, operational risk, safety risk, cybersecurity risk, compliance risk and legal risk. The Board appointed Eric S. Eissenstat in May 2014 as Chief Risk Officer to further enhance the Company’s enterprise risk management. Mr. Eissenstat is primarily responsible for instituting risk management practices consistent with our overall business strategy and risk profile. The Board expects, and receives, regular updates from Mr. Eissenstat and other members of our management team about our most significant risks so as to enable it to evaluate whether management is responding appropriately. For example, senior management attends Board meetings and is available to address any questions or concerns raised by our Board on risk management-related and other matters. In addition, our Board receives presentations from senior management on strategic matters.

The Board also relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. The Audit Committee considers risks related to financial reporting including overseeing our internal controls and interacting with our independent public accounting firm at least quarterly. The Compensation Committee oversees our compensation practices to ensure they do not encourage unnecessary and excessive risk taking by management. The Nominating/Governance Committee oversees risks relating to our corporate governance and compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of the Board’s committees report regularly to the Board on risk-related matters within its responsibilities. While the Board does not directly consider the Company’s risk profile and management program in assessing its leadership structure, a board member’s ability to oversee the risks associated with the matters supervised by a committee is considered in making committee appointments.

 Board Committees   Our Board has three standing committees: (i) an Audit Committee; (ii) a Compensation Committee; and (iii) a Nominating/ Corporate Governance Committee. Each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance policies and are available on our website, www.CLR.com.

The tables below provide information regarding the current composition of each standing committee of our Board, the significant responsibilities of each committee as set forth in their respective charters and the number of times each committee met or acted by written consent in 2018:

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2018	Written Consents in 2018

Audit* Mark E. Monroe, Chairman† William B Berry Lon McCain†	The Audit Committee is appointed by our Board to perform an oversight function. Pursuant to its Charter, the responsibilities of the Audit Committee are:	9	1
	select and oversee our relationship with our independent registered public accounting firm;
	review with our independent registered public accounting firm the scope and results of our annual audit and any other reviews conducted by such firm;
	discuss our earnings releases and guidance with financial management;
	review our financial statements and reports including Forms 10-K and Forms 10-Q as well as any major issues regarding accounting principles;
	review significant financial reporting issues and practices;
	monitor internal control policies and practices;
	establish procedures for receipt, consideration, and treatment of issues raised regarding accounting, internal accounting control or auditing matters;
	review our major financial risk exposures;
	review proposals of related party transactions;
	review and approve internal audit plan and budget;
	approve decisions regarding appointment and removal of chief audit executive; and
	review the effectiveness and performance of our internal audit function.

*

Mr. Berry replaced Mr. Gallogly on the Audit Committee, after the 2018 Annual Meeting of Shareholders. Following the conclusion of the Annual Meeting the Audit Committee will be comprised of the following individuals: Mr. McCain (Chairman), Mr. Berry and Mr. McNabb.

†	The Board has determined this individual is an Audit Committee Financial Expert.

Additional Information Regarding the Audit Committee. Pursuant to its Charter, the Audit Committee has the authority to retain outside counsel or other experts to advise the Committee in connection with the exercise of its powers and responsibilities. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Audit Committee meets at least quarterly with our senior management, our director of internal audit and our independent auditors to discuss any matters the Audit Committee or any of these individuals or groups believe should be discussed in private. The Audit Committee makes regular reports to the Board.

In 2018, the Audit Committee discussed the financial information contained in each quarterly and annual SEC filing with the Chief Financial Officer and independent auditors prior to public release.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2018	Written Consents in 2018

Compensation* Lon McCain, Chairman William B. Berry John T. McNabb, II

Pursuant to its Charter, the responsibilities of the Compensation Committee are as follows:

   review our compensation philosophy and how our pay programs align with that philosophy;

   review whether risks from our compensation policies and practices are reasonably likely to have a material adverse effect;

   review and make recommendations in connection with “say on pay” votes and the frequency with which we conduct such votes;

   review and administer all compensation plans and provide oversight in connection with grants and awards under such plans;

   oversee the terms of any employment contract or change of control agreement applicable to our officers;

   oversee the drafting of the Compensation Discussion and Analysis portion of our proxy statement;

   oversee awards of stock or other equity compensation to employees;

   review and approve the individual elements of the total compensation of senior executives, including the Chief Executive Officer;

   review and make recommendations to the Board with respect to director compensation; and

   oversee our share ownership guidelines applicable to non-employee directors and senior executives, including the Chief Executive Officer.

		6	0

*

Mr. Gallogly served on the Compensation Committee through the 2018 Annual Meeting of Shareholders. No director was appointed to replace Mr. Gallogly on the Compensation Committee. Following the conclusion of the Annual Meeting the Compensation Committee will be comprised of the following individuals: Mr. Berry (Chairman), Mr. McCain and Mr. Monroe.

Additional Information Regarding the Compensation Committee. The role the Compensation Committee plays in establishing our executive officer compensation is further described below in “Executive Compensation and Other Information—Compensation Discussion and Analysis.” The Compensation Committee has the authority to retain or terminate consultants, including the authority to approve the consultants’ fees and other retention terms. In 2018, the Compensation Committee employed Longnecker & Associates (“Longnecker”), and Grant Thornton, LLP (“Grant Thornton”) whose engagements are described in the Compensation Discussion and Analysis section herein.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2018	Written Consents in 2018

Nominating/ Corporate Governance* John T. McNabb, II, Chairman William B. Berry Harold G. Hamm† Shelly Lambertz† Mark E. Monroe

Pursuant to its Charter, the responsibilities of the Nominating/Corporate Governance Committee are as follows:

   identify individuals qualified to become Board members, recommend those qualified members to the Board, and recommend the director nominees to the Board for each annual meeting of the Company’s shareholders or to fill vacancies on the Board;

   recommend nominees to the Board for each committee of the Board and review committee member qualifications;

   make recommendations to the Board regarding the composition and size of the Board;

   develop and make recommendations to the Board in connection with the director nomination process and other corporate governance matters;

   assess the independence of directors and director nominees;

   develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company;

   lead the Board in its annual review of the Board’s performance;

   provide risk oversight with respect to the areas of responsibility of the Nominating/Corporate Governance Committee set forth in its Charter;

   review succession plans relating to our Chief Executive Officer and the other executive officer positions;

   oversee director continuing education and the orientation program for new directors;

   oversee our legislative affairs activities and any political action committees; and

   oversee communications between management and shareholders of the Company relating to corporate governance.

		4	0

*

Ms. Lambertz joined the Nominating/Corporate Governance Committee after the 2018 Annual Meeting of Shareholders. Following the conclusion of the Annual Meeting the Nominating/Corporate Governance Committee will be comprised of the following individuals: Mr. McNabb (Chairman), Mr. Hamm, Ms. Lambertz, Mr. Monroe.

†	Mr. Hamm and Ms. Lambertz are management directors.

Corporate Governance Guidelines and Communications with the Board

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics in accordance with the rules of the NYSE. We last amended our Corporate Governance Guidelines in May 2018 and our Code of Business Conduct and Ethics in September 2014. The Code of Business Conduct and Ethics is applicable to all employees and directors, including our principal executive, financial, and accounting officers. In addition, each of the standing committees of the Board has a charter which has been approved by the Board. Copies of the Corporate Governance Guidelines, Code of Business Conduct and Ethics, and committee charters are available on our website, www.CLR.com, and a printed copy of any of these documents will be made available to any shareholder requesting one from our Secretary.

Our Corporate Governance Guidelines require the non-management directors to meet in regularly scheduled executive sessions. Mr. Monroe was selected by the Board to serve as lead director through the 2019 Annual Meeting and, acting in that capacity, he presided over 3 executive sessions in 2018. At the February 2019 Board meeting, Mr. Monroe was re-appointed to serve as lead director, effective immediately following the Annual Meeting for a period extending through the 2020 Annual Meeting.

Each year, the Board and its committees perform a rigorous self-evaluation. As required by the Company’s Corporate Governance Guidelines, the Nominating/Corporate Governance Committee oversees this process. The performance evaluations solicit input from directors regarding the effectiveness of the Board, its committees and individual directors. The input is sought in order to provide directors an opportunity to identify strengths, weaknesses and opportunities for improvement. The Company’s General Counsel has individual conversations with each member of the Board and reviews each director’s responses to questions distributed to the director in advance of the conversation. The General Counsel then summarizes the results of the interviews and presents this information to the Nominating/Corporate Governance Committee. Subject to limited exceptions, the summary is prepared in a manner that assures the content isn’t identifiable as the feedback of any given director. The Nominating/Corporate Governance Committee reviews the summary and develops recommendations for presentation to the Board, as appropriate. The General Counsel and the Chairman of the Nominating/Corporate Governance Committee present the results of the self-evaluation and any recommendations for improvement to the Board. The Board then discusses the information presented and adopts any recommended improvements determined to be necessary or desirable by the Board. The Board believes the process described above is effective and improves the overall function and effectiveness of the Board.

Any shareholder or interested party desiring to communicate or express concerns to us, directors generally, non-management directors or an individual director may do so only by submission in writing to Continental Resources, Inc., Attn: Secretary, 20 N. Broadway, Oklahoma City, Oklahoma 73102, with information sufficient to identify the person submitting the communication or concern, including the name, address, telephone number, and an e-mail address (if applicable), together with information indicating the relationship of such person to us. Our Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate person(s) for potential action or response. We will verify the authenticity of any communication or concern before submission. We are not obligated to investigate or submit any anonymous submissions from persons who are not our employees. We have established robust policies in connection with whistleblower complaints submitted by employees and non-employees and we have established procedures designed to ensure we effectively follow such policies.

Although we are a “controlled company” under the listing standards of the NYSE, the Board has voluntarily established a Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee is responsible for assessing the skills and characteristics of Board members and for screening potential Board candidates. While the Nominating/Corporate Governance Committee has no minimum qualifications for candidates, the Committee generally reviews and evaluates both incumbent and potential new directors to achieve diversity of skills and experience among our directors, based on the following criteria set forth in our Corporate Governance Guidelines:

commitment and background to represent shareholder interests;

moral character and integrity;

ability to apply sound business judgment;

independence and freedom from conflicts of interest;

ability to devote time necessary to understand the Company and carry out the duties of a director, including attendance at meetings and consultation on Company matters;

ability to function as a team member and communicate effectively;

professional and personal accomplishments;

understanding of strategic issues;

ability to understand financial matters and read financial statements;

oil and gas exploration and energy experience; and

experience with risk assessment.

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender or national origin. The process used by the Nominating/Corporate Governance Committee for identifying and evaluating nominees for the Board consists of reviewing qualifications of candidates suggested by management, other Board members, shareholders, or other sources. In evaluating nominees, the Nominating/Corporate Governance Committee considers whether it has been successful in achieving the desired diversity of skills and experience based on the then current composition of the Board. The Nominating/Corporate Governance Committee will consider recommendations for nomination as a Board member by any shareholder of the Company who is a shareholder of record at the time of giving notice to the Company as provided in the Company bylaws (the “Bylaws”), is entitled to vote on the election of directors at the meeting, and complies with the notice procedures set forth in our Bylaws. Such nominations shall be made pursuant to timely notice in writing to Continental Resources, Inc., Attn: Secretary, 20 N. Broadway, Oklahoma City, Oklahoma 73102.

To be timely, a shareholder’s notice shall be delivered to or mailed and received at our principal executive office (i) with respect to an election of directors to be held at the annual meeting of the shareholders of the Company, not later than ninety (90) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of shareholders of the Company; provided, however, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made; and (ii) with respect to a special meeting of shareholders called for the purpose of electing one or more directors to the Board, not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the seventieth (70th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder.

There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from shareholders. All nominees, regardless of source, will be evaluated by the Nominating/Corporate Governance Committee in the same manner and using the same criteria as is used for nominees recommended by the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Berry, McCain and McNabb. Mr. Gallogly served on the Committee until the conclusion of the 2018 Annual Meeting of Shareholders. There were no other changes to the composition of the Committee during 2018. During 2018, there were no interlocking relationships as defined by the SEC.

Certain Relationships and Related

Party Transactions

Policies and Procedures

Our Audit Committee Charter provides the Audit Committee shall review all related party transactions (as defined below) and recommend approval or disapproval to the Board of any such transaction.

The Charter defines a “related party transaction” as a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 annually and (c) a related person (as defined below) has or will have a direct or indirect material interest. A “related person” is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (b) a person known to beneficially own 5% or more of any class of our voting securities, (c) an immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law), and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or greater than 5% beneficial owner. The Audit Committee considers the adequacy of disclosure and fairness to us of the matters considered.

The Audit Committee has adopted a written policy which includes factors for committee members to consider in exercising their business judgment including (a) terms of the transaction with the related party, (b) availability of comparable products or services from unrelated third parties, (c) terms available from unrelated third parties and (d) the benefits to us. The Audit Committee recommends for approval only those related party transactions that are, in its business judgment, in our best interests and on terms no less favorable to us than we could have achieved with an unaffiliated party.

Transactions

In 2018, we participated in the related party transactions described below. Based upon the review and recommendations of our Audit Committee, or of our Board, or other committee thereof in the case of the transactions described in the following sentence, we believe the transactions described below are in our best interests and are on terms no less favorable to us than we could have achieved with an unaffiliated party. Our Audit Committee reviewed and recommended each of the transactions described below except that a Special Committee of the Board reviewed and recommended the registration rights agreement described below under “Registration Rights Agreements—Wheatland Transaction Registration Rights Agreement;” and the full Board reviewed and recommended the registration rights agreement described below under “Registration Rights Agreements—Initial Public Offering Registration Rights Agreement.”

Royalty and Common Ownership

In 2018, we received approximately $213,000 from the Harold G. Hamm Trust (the “Hamm Revocable Trust”), a trust of which Harold G. Hamm, our Chief Executive Officer and Chairman of the Board, is the trustee and sole beneficiary, for billings on interests owned in various oil and gas wells which we operate. We also disbursed to the Hamm Revocable Trust approximately $527,000 in 2018 for the Hamm Revocable Trust’s share of oil and gas sales attributed to these interests which were received from the purchasers of production. At December 31, 2018, approximately $63,000 was due from the Hamm Revocable Trust and approximately $38,000 was due to the Hamm Revocable Trust.

Aircraft Related Matters

From time to time, we have used the aircraft of Transwestern Transports, LLC (“Transwestern”), an entity owned by Mr. Hamm, to facilitate efficient transportation of personnel. In 2018, we paid Transwestern approximately $529,000 for use of its aircraft and reimbursement of expenses and owed approximately $161,000 to Transwestern at December 31, 2018.

Registration Rights Agreements

Initial Public Offering Registration Rights Agreement. In connection with the closing of our initial public offering in May 2007, we entered into a registration rights agreement with the Hamm Revocable Trust and the two irrevocable trusts established for the benefit of Mr. Hamm’s children pursuant to which we granted to the trusts certain demand and “piggyback” registration rights. The Hamm Revocable Trust and the two irrevocable trusts identified above transferred the securities subject to this registration rights agreement to the Family LLC in September 2015 (the “September Transfer”). As a result, the rights of the Hamm Revocable Trust and the two irrevocable trusts under this registration rights agreement may be assigned to the Family LLC at the direction of these entities. Under the registration rights agreement, each holder of securities covered by the registration rights agreement has the one time right to require us to file a registration statement for the public sale of all or part of the shares of Common Stock owned by it at any time if at least six months have passed since the last demand registration statement. In connection with a demand by any such holder, the non-demanding parties have the right to participate in such registration process. However, in the event securities are to be sold in an underwritten offering pursuant to such demand registration statement and the managing underwriter thereof advises the participants the amount of securities to be offered thereby should be limited, such limitation shall be satisfied first from the securities allocated to participants other than the demanding party.

If we sell any shares of our Common Stock in a registered underwritten offering, each holder of securities covered by the registration rights agreement has the right to include its shares in that offering. The underwriters of any such offering have the right to limit the number of shares to be included in such sale. We will pay all expenses relating to any demand or piggyback registration, except for underwriters’ or brokers’ commissions or discounts. The securities covered by the registration rights agreement will no longer be registrable under the registration rights agreement if they have been sold to the public either pursuant to a registration statement or under Rule 144 promulgated under the Securities Act of 1933, as amended.

Wheatland Transaction Registration Rights Agreement. In March 2012, the Company entered into a Reorganization and Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Wheatland Oil Inc. (“Wheatland”) and the shareholders of Wheatland. Wheatland is owned 75% by the Hamm Revocable Trust and 25% by Jeffrey B. Hume, the Company’s Vice Chairman of Strategic Growth Initiatives.

Pursuant to the Purchase and Sale Agreement, we entered into a registration rights agreement granting the Hamm Revocable Trust and Mr. Hume registration rights for the shares of Common Stock they received, at the direction of Wheatland, upon the closing of the acquisition (the “Registrable Securities”). The Hamm Revocable Trust transferred the Registrable Securities held by it to the Family LLC as part of the September Transfer. As a result, the rights of the Hamm Revocable Trust under this registration rights agreement may be assigned to the Family LLC at the direction of the Hamm Revocable Trust and Family LLC. Under the registration rights agreement, each holder of Registrable Securities has demand and “piggyback” registration rights. The demand rights enable each of the holders of Registrable Securities to require us to register their respective shares of Registrable Securities with the SEC at any time, subject to certain limited exceptions, including the requirement that the aggregate proceeds from the demand registration exceed $40 million (net of underwriting discounts and commissions) and the Company is not required to effect more than four demand registrations in any three-year period. The piggyback rights allow each of the holders of Registrable Securities to register their Registrable Securities along with any shares we register with the SEC. These registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares.

Shelly Lambertz Compensation

In connection with her service as the Company’s Vice President, Human Resources, Ms. Lambertz receives the following compensation: (i) annual base pay of $265,000, with an annual cash incentive bonus target of 40% of her annual base pay; (ii) a target annual stock grant value of $300,000; and (iii) participation in the Company’s benefits programs on terms consistent with the Company’s standard practices for employees hired at Ms. Lambertz’s level. When employees are hired they typically receive a stock grant equivalent to three years of their annual target value, vesting ratably over a three-year period. The value of the stock awarded to Ms. Lambertz in connection with her employment, is consistent with the Company’s typical practice. For more information regarding the stock awarded to Ms. Lambertz and the director compensation paid to Ms. Lambertz during the period she served as a non-employee director please see “Non-Employee Director Compensation—2018 Non-Employee Director Compensation Table” at page 18 below and “Non-Employee Director Compensation-Equity Based Compensation” at page 19 below. All of the non-employee director compensation received by Ms. Lambertz was reviewed and approved by the Audit Committee. Ms. Lambertz is the daughter of Mr. Hamm.

Non-Employee Director Compensation

General

The Compensation Committee reviews annually the total compensation paid to our non-employee directors. The purpose of the review is to ensure the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate our directors for their service. This review includes consideration of qualitative and quantitative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (a) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (b) the risks associated with serving on the Board; and (c) the compensation paid to directors at a peer group of companies as reported by the Compensation Committee’s compensation consultant.

2018 Non-Employee Director Compensation Table

The following table summarizes the compensation of non-employee directors and Ms. Lambertz for the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)		Total ($)

William B. Berry	$96,672	$287,916		$384,588

James L. Gallogly	35,690	—	[3]	35,690

Shelly Lambertz[4]	29,338	1,037,827		1,067,165

Lon McCain	97,375	287,916		385,291

John T. McNabb, II	88,265	287,916		376,181

Mark E. Monroe	108,265	287,916		396,181

(1)

The amounts in this column represent the aggregate grant date fair value for grants in fiscal year 2018 computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the estimate of potential forfeitures. See “Equity-Based Compensation” below. A discussion of the grant date fair value calculation can be found in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

(2)

The following restricted stock awards were outstanding as of December 31, 2018: Mr. Berry, 18,378 shares; Ms. Lambertz, 15,369 shares; Mr. McCain, 18,378 shares; Mr. McNabb, 18,378 shares; and Mr. Monroe, 18,378 shares. Mr. Gallogly did not have any outstanding restricted stock awards at December 31, 2018.

(3)	Mr. Gallogly left the Board following the expiration of his term at the 2018 Annual Meeting. As a result, he did not receive a stock grant in 2018.
(4)

Ms. Lambertz was elected to the Board as a non-employee director in May 2018. In October 2018, she also commenced serving as our Vice President, Human Resources. As a result, Ms. Lambertz was compensated as a non-employee director during the period prior to her employment by the Company. The fee information reported in the table represents the cash paid to Ms. Lambertz while serving as a non-employee director. In connection with her appointment as a director, in May 2018, she received an initial grant of 12,549 shares, intended to provide three years of value, which vests in equal increments over three years. In October 2018, in connection with her assuming the role of our Vice President, Human Resources, she received an additional award of 2,820 shares, which vests in equal increments over three years. The additional award was intended to bring the total value of shares awarded to Ms. Lambertz to the three-year target value for her employee role, which is a higher target value than the target value used to determine the initial grant she received when elected to the Board as a non-employee director. We have reported this one element of employee compensation within the Director Compensation Table because presentation of equity awards is required in this table. The value reported in the table represents the aggregate of the $863,748 grant date fair value for her May 2018 award and the $174,079 grant date fair value for her October 2018 award. Please see “Certain Relationships and Related Party Transactions—Shelly Lambertz Compensation” for a description of Ms. Lambertz’s compensation package in connection with her service as our Vice President, Human Resources.

Directors who are also full-time employees receive no compensation for serving as directors. Mr. Hamm’s compensation for his services as an employee is fully reported within the Summary Compensation Table at page 34. A summary of Ms. Lambertz’s compensation as our Vice President, Human Resources appears in “Certain Relationships and Related Party Transactions—Shelly Lambertz Compensation” at page 17. We reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services as directors in accordance with our general expense reimbursement policies. Non-employee directors may participate in our medical and dental benefit programs, which are available to all full-time employees, as well as the Company’s non-qualified deferred compensation program (“DCP”).

2018 Retainers / Fees

During 2018, the amount of the base annual retainer was $60,500. The amount of the annual retainer paid to the chair of the Audit Committee was $25,000; the amount of the annual retainer paid to the chair of the Compensation Committee was $15,000; and the amount of the annual retainer paid to the chair of the Nominating/Corporate Governance Committee was $16,000. During 2018, the annual retainer for Audit Committee members was $21,875; the annual retainer for Compensation Committee members was $11,765; and the annual retainer for Nominating/Corporate Governance Committee members (except for Mr. Hamm and Ms. Lambertz) was $10,765. The retainer structure described in this paragraph remains in effect as of the date of this filing.

Any applicable annual retainer was paid quarterly on a pro-rata basis and the amounts appearing in the table above reflect the retainer rate applicable to the quarter in which it was paid. The non-employee directors and Ms. Lambertz did not elect to participate in the DCP during 2018. Information regarding Mr. Hamm’s participation in the DCP can be found in the 2018 Nonqualified Deferred Compensation Table on page 37.

During 2018, the amount of the annual retainer for the position of Lead Director was $12,000 and this rate remains in effect as of the date of this filing.

Equity-Based Compensation

In addition to cash compensation, we awarded and intend to continue to award restricted Common Stock to each of our non-employee directors. On May 17, 2018, each of our current non-employee directors, were granted 4,183 shares of restricted Common Stock which vest on May 15, 2021. On May 17, 2018, Ms. Lambertz received a grant of 12,549 shares; which vests in increments of 4,183 shares on each of May 15, 2019; May 15, 2020; and May 15, 2021, in connection with her election to the Board as a non-employee director. On October 15, 2018, Ms. Lambertz received an additional grant of 2,820 shares, which vests in increments of 940 shares on each of November 15, 2019; November 15, 2020; and November 15, 2021, in connection with her assuming the role of our Vice President, Human Resources. See Footnote 4 to the 2018 Non-Employee Director Compensation Table on page 18. Mr. Gallogly did not receive a restricted Common Stock grant since he did not serve past the expiration of his term at the 2018 Annual Meeting. Our general practice has been to grant to each non-employee director shares of restricted stock annually, with such shares vesting three years after the date of grant. The number of shares of any future award may be impacted by the value of our stock at the time of the award and other relevant factors. Through the grant of such equity-based compensation, we are able to align a portion of our non-employee directors’ compensation with the performance of our Common Stock.

We have adopted a Common Stock ownership requirement for non-employee directors. Each non-employee director is required to own shares of our Common Stock with a market value equal to at least five times the base annual retainer. In addition, we have a policy which prohibits certain employees and directors from holding our securities in a margin account or pledging our securities as collateral, unless permission is received from our General Counsel in writing, or from engaging in certain transactions which may hedge the value of our securities held by them. For a more detailed discussion of the policy described in the prior sentence, see “Compensation Discussion and Analysis—Long-Term Incentive Awards” on pages 30 and 31 below.

Until the stock ownership guideline is achieved, each non-employee director is required to retain 100% of the shares received as a result of restricted shares granted under our 2005 Long-Term Incentive Plan (the “2005 Plan”) and/or 2013 Long-Term Incentive Plan (the “2013 Plan”). The stock ownership calculation is determined as of December 31 each year based upon the average closing price of the Common Stock for the year compared to the non-employee director’s base annual retainer as of such date. Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation. The Compensation Committee reviewed the non-employee directors’ stock ownership and determined as of December 31, 2018, each non-employee director was in compliance with the stock ownership guidelines. The Compensation Committee also determined that as of December 31, 2018 Ms. Lambertz held sufficient shares to satisfy the ownership requirement applicable to non-employee directors.

Executive Compensation and Other

Information

Executive Officers

Our current executive officers are named below:

Name	Age	Position

Harold G. Hamm	73	Chairman of the Board and Chief Executive Officer

Jack H. Stark	64	President

Jeffrey B. Hume	67	Vice-Chairman, Strategic Growth Initiatives

John D. Hart	51	Senior Vice President, Chief Financial Officer and Treasurer

Steven K. Owen	63	Senior Vice President, Land

Eric S. Eissenstat	61	Senior Vice President, General Counsel, Chief Risk Officer and Secretary

Patrick W. Bent	63	Senior Vice President, Drilling

Ramiro F. Rangel	62	Senior Vice President, Marketing and Human Resources

The information appearing in the table above is as of April 4, 2019.

For a description of the business background and other information concerning Mr. Hamm see “Proposal 1: Election of Directors—General” above.

Jack H. Stark	has served as our President since September 2014. He also served as the Company’s Chief Operating Officer from

September 2014 to May 2017. Prior to his appointment as President and Chief Operating Officer, Mr. Stark served as our Senior Vice President of Exploration from May 1998 to September 2014. He joined the Company in June 1992 as Vice President of Exploration and served on the Board from May 1998 until his term expired in May 2008. Prior to joining us, Mr. Stark was Exploration Manager for the Western Mid-Continent Region for Pacific Enterprises from 1988 to 1992 and held various staff and middle management positions with Cities Service Company, Texas Oil and Gas and Western Nuclear from 1978 to 1988. Mr. Stark holds a Master of Science in Geology from Colorado State University and is a member of the American Association of Petroleum Geologists, Oklahoma Independent Petroleum Association, Rocky Mountain Association of Geologists, Houston Geological Society and the Oklahoma City Geological Society.

Jeffrey B. Hume	became our Vice Chairman of Strategic Growth Initiatives in June 2012. He previously served as our President from

November 3, 2009 until June 2012. From November 2008 to June 2012, Mr. Hume also served as our Chief Operating Officer after serving as our Senior Vice President of Operations since November 2006. He was previously appointed as Senior Vice President of Resource and Business Development in October 2005, Senior Vice President of Resource Development in July 2002, and served as Vice President of Drilling Operations from 1996 to 2002. Prior to joining us in May 1983 as Vice President of Engineering and Operations, Mr. Hume held various engineering positions with Sun Oil Company, Monsanto Company, and FCD Oil Corporation. Mr. Hume is a Registered Professional Engineer and member of the Society of Petroleum Engineers, Oklahoma Independent Petroleum Association, and the Oklahoma and National Professional Engineering Societies. Mr. Hume graduated from Oklahoma State University with a Bachelor of Science in Petroleum Engineering Technology.

John D. Hart	joined us as Vice President, Chief Financial Officer and Treasurer in November 2005. He was promoted to Senior Vice

President in May 2009. Prior to joining us, he was a Senior Audit Manager with Ernst & Young LLP. Mr. Hart was employed by Ernst & Young LLP from April 1998 to November 2005 and by Arthur Andersen LLP from December 1991 to April 1998, working with numerous public companies in a wide variety of securities and exchange matters and capital markets activities. He is a member of the American Institute of Certified Public Accountants and the Oklahoma Independent Petroleum Association. Mr. Hart serves on the executive board of the Greater Oklahoma City Chamber of Commerce, and the boards of directors of the Petroleum Club of Oklahoma City and the Myriad Gardens Foundation. Additionally, he serves on the Casady School Board of Trustees and the Oklahoma State University Foundation Board of Governors. Mr. Hart is a Certified Public Accountant and received a Bachelor of Science in Accounting and Finance and a Master’s of Science in Accounting from Oklahoma State University.

Steven K. Owen	joined us as Senior Vice President, Land in September 2010. He came with three decades of experience in land management, including exploration, exploitation, acquisition and maintenance of oil and gas assets. He has worked extensively in many oil and gas plays across the United States. Prior to joining the Company, Mr. Owen served as Land Manager for Pioneer Natural Resources USA, Inc. from 1987 to 2010 where he managed the Permian Basin and Mid-Continent Divisions. He is a member of the American Association of Petroleum Landmen. Mr. Owen earned his Bachelor of Arts from Emporia State University in Kansas with concentrations in Business Law, Oil and Gas Law and Biology.

Eric S. Eissenstat	joined us as Senior Vice President and Chief Legal Officer in December 2010. In August 2011, his title was changed to Senior Vice President, General Counsel and Secretary and in May 2014 his role was expanded to include the position of Chief Risk Officer. He joined the Company with 27 years of experience in complex business and commercial matters, oil and gas, and litigation. Prior to joining the Company, he served as director with Fellers, Snider, Blankenship, Bailey & Tippens, P.C. in Oklahoma City from 1983 to 2010. Mr. Eissenstat is a Fellow of the Litigation Counsel of America, has received numerous awards and honors for his work in the legal profession, has held leadership positions in the Oklahoma Bar Association and Oklahoma County Bar Association, and is a Member of the Oklahoma Independent Petroleum Association. Mr. Eissenstat serves on the board of directors of Leadership Oklahoma City, YMCA of Greater Oklahoma City, Downtown Oklahoma City, and Oklahoma Lawyers for Children. He also serves as a Trustee for United Way of Central Oklahoma. Mr. Eissenstat earned his Bachelor of Science with honors in Political Science from Oklahoma State University, where he was selected as a 2016 Distinguished Alumni, and his Juris Doctor with honors from the University of Oklahoma where he was awarded Order of the Coif.

Patrick W. Bent	is Senior Vice President, Drilling, a position he has held since November 2015. Prior to this Mr. Bent served as Vice

President, Northern Region Drilling and Completions from March 2014 to November 2015. Mr. Bent joined Continental as Vice President, Drilling and served in this capacity from August 2012 to March 2014. From 2006 until he joined Continental in August 2012, Mr. Bent served as the General Manager of Implementation for Burlington Resources and subsequently as Manager of Implementation for ConocoPhillips’ San Juan Basin Unit in New Mexico, one of ConocoPhillips’ largest business units. Mr. Bent has more than 37 years of industry experience in petroleum engineering and operations. Mr. Bent earned his B.S. degree in Petroleum Engineering from the University of Wyoming in 1980.

Ramiro F. Rangel	is Senior Vice President, Marketing and Human Resources, a position he held since August 2018. Prior to this, he served as our Senior Vice President, Marketing, a position he held from March 2016 to August 2018. Before his promotion to Senior Vice President, he served as Vice President, Gas Marketing from August 2015 to March 2016. Prior to joining the Company, Mr. Rangel was Senior Vice President, Gathering & Processing from April 2014 until May 2015 with Enable Midstream Partners, LP (“Enable”) and was Vice President of Commercial Operations from October 2007 to April 2014 with Enogex LLC, Enable’s predecessor company. Mr. Rangel has more than 35 years of experience with operations, finance, strategy and other areas in the energy industry. Mr. Rangel holds a BBA in Finance, with Honors, from The University of Texas at Austin, and an MBA, with Honors, from The University of Tulsa. Mr. Rangel is on the Board of Oklahoma Energy Explorers and a member of Oklahoma Independent Producers’ Association.

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to explain the Company’s and Compensation Committee’s approach to determining the compensation program for the Company’s Chief Executive Officer, Chief Financial Officer and the other named executive officers appearing in the tables following this discussion (“NEOs”) and to discuss how the 2018 compensation package for these executives was determined. Following this discussion are tables that include compensation information for the NEOs. Mr. Gould resigned from his position as our Senior Vice President, Production and Resource Development on March 6, 2019, effective March 20, 2019. The NEOs for 2018 are as follows:

Harold G. Hamm, Chairman of the Board and Chief Executive Officer;

Jack H. Stark, President;

John D. Hart, Senior Vice President, Chief Financial Officer and Treasurer;

Gary E. Gould, former Senior Vice President, Production and Resource Development;

Patrick W. Bent, Senior Vice President, Drilling;

Executive Summary

Company Compensation Philosophy and Components	Because we operate in a highly competitive environment, we have designed our executive compensation program to attract, retain and motivate experienced, talented individuals. We also designed our executive compensation program to reward our executives for achieving the strategic and business objectives determined to be important to help the Company create and maintain advantage in a competitive environment.

In determining individual compensation, we consider the performance of the Company against specific operational and financial factors determined to be relevant for the period in question. We consider competitive market compensation paid by other companies comparable to us in size, geographic location and operations. We maintain and incorporate flexibility into our compensation programs and in the assessment process, which we believe is particularly important in the current commodity price environment, which remains volatile. As such, we do not apply rigid formulas in determining the amount and mix of compensation elements.

In 2018, the Compensation Committee evaluated how the following elements (collectively, the “Primary Compensation Elements”) of our compensation program compare to similar compensation awarded by the then current compensation survey group, with the Compensation Committee considering how the elements of our compensation compare to the target percentiles indicated below. The 2018 target levels were designed to emphasize compensation elements whose value depends on Company performance, with the opportunity for compensation between the 50th and 75th percentiles, while aligning the fixed compensation element, base salary, with the 50th percentile.

Base salary – fixed cash component – generally set at the 50th percentile;

Cash bonus – short-term, variable cash component based on Company and individual performance—individual targets generally set between the 50th and 75th percentile; and

Long-term incentive equity awards – equity component with vesting periods designed to align the interests of executive and shareholders – generally set between the 50th and 75th percentile.

Based on the strength of 2017’s accomplishments, an improving commodity price environment, the need to ensure the Company’s compensation remains competitive with its industry peers and a review of the information customarily provided in connection with the compensation process, the Compensation Committee determined it was appropriate to adjust salaries in 2018. Bonus payments were also made with respect to 2018 based on the Company’s strong financial and operational performance. In determining the final Company performance factors to be used in the bonus calculation, the Compensation Committee considered the Company’s performance with respect to the six bonus pool metrics and the additional factors described below in the discussion of the 2018 bonus. After considering these items, the Compensation Committee determined a Company performance factor of 146% appropriately reflected a balance of (x) the strong results achieved in connection with five of the six bonus pool metrics and (y) the Committee’s assessment of the Company’s performance with respect to the additional factors described below.

Company Performance	Highlights of the Company’s 2018 performance include:

Achieved full-year 2018 production growth of 23% compared to 2017.

2018 fourth quarter production increased 13% compared to 2017 fourth quarter production.

Net cash provided by operating activities for 2018 increased 66% compared to 2017.

Year-end 2018 proved reserves increased 15% (adjusted for 2018 divestitures) compared to year-end 2017.

In 2018, reduced total debt by $585 million and increased cash on hand by $239 million compared to December 31, 2017.

In October 2018, entered into a minerals venture that allows the Company to enhance project economics and further capitalize on its geologic knowledge and land expertise.

A discussion of the Company’s performance with respect to the metrics used for the Company’s 2018 annual cash bonus plan appears under the heading, “Annual Cash Bonus” below.

Compensation Actions	The following is a summary of the material compensation decisions made by the Compensation Committee for 2018:

Base Salary – The base salaries of our NEOs were adjusted, on average, 3.76% during 2018, for the reasons described above.

Cash Bonus – For 2018, the individual bonus target levels for Mr. Hamm, Mr. Stark, Mr. Hart, Mr. Gould, and Mr. Bent remained as set in 2017. The Compensation Committee did not adjust the bonus target levels for these individuals as their existing targets were both competitive by comparison to the defined survey group as well as internally equitable. The targets for 2018 are set forth in the table below.

Name	2018 Bonus Target

Harold G. Hamm	150%

Jack H. Stark	100%

John D. Hart	100%

Gary E. Gould	80%

Patrick W. Bent	75%

Long-term incentive equity awards – In February 2018, long-term incentive equity awards of restricted stock were made to each of our NEOs, with three-year cliff vesting at a level consistent with or, in the case of Mr. Bent, greater than, the targeted percentiles described above. Mr. Bent’s long-term incentive equity award for 2018 was at the 81st percentile. Mr. Bent’s award reflected the Compensation Committee’s determination that his responsibilities at the Company were greater than those of similarly titled individuals at the peer companies used for comparison purposes. Mr. Gould forfeited his February 2018 award as a result of his departure from the Company.

In addition, awards made to each of the NEOs also reflected the Compensation Committee’s evaluation of the performance of each of the NEOs with respect to the 2018 Performance Factors (as defined below) and other factors described below in connection with the discussion of each of the Primary Compensation Elements.

The following charts illustrate the various components of total annual compensation for our Chief Executive Officer and the other NEOs as a group, and reflect the following: (i) annual base salary paid for 2018; (ii) the cash bonus for 2018 paid in February 2019; (iii) the grant date fair value of the long-term equity incentive awards granted in 2018 (which is the value of the awards based on accounting principles on the date of grant, and not necessarily reflective of the amounts the NEOs may receive at the time of settlement); and (iv) the other compensation for each NEO included in the Summary Compensation Table below.

Key Executive Compensation Policies and Practices	Key executive compensation policies and practices include:

Independent compensation consultant engaged by the Compensation Committee;

No individual employment agreements;

Majority of compensation is restricted stock awards with vesting periods designed to align interests of executives and shareholders;

Clawback policy applies to all executive officers;

Robust stock ownership requirements – 5x of base salary for the Chief Executive Officer and President and 3x of base salary for the other executive officers;

Industry-related peer compensation data considered in establishing compensation;

Minimal perquisites; and

Hedging of Company securities by executive officers is not allowed.

Executive Compensation Philosophy

We operate in a highly competitive environment for securing trained and qualified personnel. We believe the loss of the services of members of our senior management could have a material adverse impact on our operations. Accordingly, we have designed our executive compensation program to attract, retain and motivate experienced, talented individuals to achieve our primary business goals, using the business strategies discussed in greater detail in our Annual Report on Form 10-K. We have also designed our executive compensation program to reward our executives for achieving the strategic and business objectives determined to be important to help the Company create and maintain an advantage in a competitive environment. Specifically, the Primary Compensation Elements of our executive compensation program are designed to reward the achievement of these objectives by:

providing objective-driven compensation opportunities that incentivize executives to achieve superior results for the Company and its shareholders;

aligning compensation with the Company’s short- and long-term business objectives; and

emphasizing the use of equity-based compensation to motivate the long-term retention of executives and align their interests with those of shareholders.

We do not apply rigid formulas in determining the amount and mix of compensation elements. For 2018 cash bonuses paid in February 2019, we considered the achievement of financial and operational goals only as part of establishing the aggregate bonus pool from which bonuses were paid to the NEOs and in connection with the determination of the Company multiplier described below in the discussion of the annual cash bonus. In connection with establishing the size of the aggregate bonus pool and determining the final Company multiplier, the Compensation Committee considered the Company’s performance with respect to the six bonus pool metrics and the additional factors described below in the discussion of the 2018 bonus. After considering these items, the Compensation Committee determined a Company performance factor of 146% appropriately reflected a balance of (x) the strong results achieved in connection with five of the six bonus pool metrics and (y) the Committee’s assessment of the Company’s performance with respect to the additional factors, with a focus on safety and environmental performance. During 2018, in determining individual compensation, we considered the performance of the Company against the following specific financial and operational factors: production growth, net cash provided by operating activities, return on capital employed, relative total shareholder return, reserve growth and proved developed finding and development cost per barrel of oil equivalent, and the Company’s performance against the key strategic and other initiatives described below in the discussion of the annual cash bonus, which were determined to be consistent with the Committee’s expectations (the “2018 Performance Factors”). We consider competitive market compensation paid by other companies comparable to us in size, geographic location and operations, but do not exclusively rely on such data to determine compensation for the NEOs. We maintain flexibility with respect to our compensation programs and the assessment process. This approach allows us to adjust to an evolving business environment and account for individual performance, which we believe is particularly important in the current dynamic commodity price environment. The total compensation of the Chief Executive Officer, which is significantly higher than our other NEOs, is commensurate with his role in the founding and development of the Company as well as leading the future success of the Company.

Compensation Setting Process

Role of Compensation Committee	The Compensation Committee is responsible for overseeing and administering all aspects of our benefit and compensation plans, and programs for our executive officers. The Compensation Committee annually reviews and determines the individual elements of total compensation of the NEOs who appear in the compensation tables of this Proxy Statement as well as our other executive officers. Because our compensation programs are relatively simple, and we do not have complex equity plans or significant change in control or severance obligations, the Compensation Committee does not use tally sheets in analyzing the compensation of our NEOs, but does review each element of compensation as described in this Proxy Statement in evaluating and approving the total compensation of each of our NEOs. When making awards with respect to each element of our compensation program, the Compensation Committee considers how the award of that particular element will impact the overall compensation package awarded to each NEO. As a result, the award made with respect to each element of our compensation program may be impacted by the awards made with respect to the other elements of our compensation program.

In general, the Compensation Committee evaluates how the Primary Compensation Elements of our compensation program compare to similar compensation awarded by the then current compensation survey group. Although the Compensation Committee’s general approach is to award each element of compensation to align as closely as possible to the percentiles indicated above, the Compensation Committee considers an individual executive officer’s performance and the external business environment, and any final compensation reflects the Compensation Committee’s discretion. The Compensation Committee believes targeting base salary at the 50th percentile and cash bonus between the 50th and 75th percentile results in competitive cash compensation while preserving considerable upside potential in connection with cash bonus awards should Company and individual executive performance merit a higher bonus. The Committee believes targeting long-term incentive equity awards between the 50th and 75th percentile helps align overall pay with shareholder interests, by putting greater weight on an element of compensation which directly reflects the performance of the Company. Additional detail regarding the actions of the Compensation Committee with respect to each of the Primary Compensation Elements appears in the discussion of “Elements of Compensation” below.

At the 2018 Annual Meeting, shareholders approved through a non-binding advisory vote, the compensation of our named executive officers. Following the 2017 Annual Meeting, the Board determined to hold an advisory shareholder vote on the compensation of the Company’s named executive officers annually. This pattern will continue until the next required advisory vote on the frequency of shareholder votes on the compensation of executives, which will occur no later than our Annual Meeting of Shareholders in 2023. The Compensation Committee views the 99% vote in favor of approving the compensation of the Company’s named executive officers received in 2018 as a validation of the Company’s approach to executive compensation and determined, subject to the modifications discussed below, it was appropriate to continue structuring the compensation of the Company’s NEOs consistent with its compensation philosophy. A non-binding advisory vote will be conducted again in connection with the Annual Meeting.

During 2018, the Compensation Committee primarily considered the individual performance of our NEOs with regard to 2018 Performance Factors in the determination of each officer’s compensation. Variations in individual awards made to each of the NEOs are impacted by the Compensation Committee’s evaluation of a given NEO’s performance with respect to such factors. In addition, the Committee considers input provided by our Chief Executive Officer and President as described under “Role of Management” below and this process also drives variation in individual awards made to each of the NEOs.

Role of Management	Since the Family LLC which is managed by Mr. Hamm, and in which he has a substantial interest, beneficially owns a substantial majority of our outstanding shares of Common Stock and since Mr. Hamm is our Chief Executive Officer, he provides the Compensation Committee a significant amount of input regarding the compensation of our executive officers (other than himself). Initially, the Compensation Committee, as well as our Chief Executive Officer and our President, review the Longnecker report described below regarding the analysis of market compensation. In 2018, they were also made aware of certain comparative information provided by Grant Thornton, which is also described below. Our Chief Executive Officer and our President are then responsible for making recommendations of compensation for individual executive officers of the Company, other than themselves. With respect to each of our Chief Executive Officer and our President, our President and our Chief Executive Officer, respectively and individually, make recommendations for the other executive officer’s compensation amounts. In making recommendations for executive officer compensation, our Chief Executive Officer and our President primarily rely on the Longnecker report, but also take into account other factors including, but not limited to, the following:

the overall performance of the Company;

the executive’s contribution to the overall performance of the Company;

the executive’s business responsibilities;

the executive’s compensation relative to other executives;

the executive’s current compensation arrangements; and

the executive’s contribution to enhancing the ability of the Company to generate long-term shareholder value.

Once our Chief Executive Officer and our President have made their compensation recommendations, the Compensation Committee reviews their recommendations and makes any changes it feels are appropriate to adequately meet our compensation objectives and approach on an individual basis. No adjustments were made to our Chief Executive Officer’s compensation by the Board after his compensation was set by the members of the Compensation Committee. The Board, with Mr. Hamm abstaining, unanimously affirmed the cash bonus award and other compensation set by the Compensation Committee for our Chief Executive Officer for services rendered during 2018.

Role of the Compensation Consultants	In 2018, the Compensation Committee retained the services of an independent compensation consulting firm, Longnecker. Longnecker reports directly to the Compensation Committee. During 2018, Longnecker provided an analysis of market compensation for directors and executive officers based upon its review of compensation paid by exploration and production companies comparable to us in terms of revenues, total assets, geographic location and market capitalization. This analysis was contained in the report referred to above in the discussion appearing under the heading “Role of Management” and was used by the Compensation Committee, our Chief Executive Officer and President as described in that discussion. During 2018, Longnecker provided no services other than the director and executive officer compensation studies requested by the Compensation Committee, except for analysis of market compensation with respect to a limited number of positions on an ad hoc basis, resulting in total fees of less than $120,000.

In 2018, the Compensation Committee also retained the services of Grant Thornton. Grant Thornton reported directly to the Compensation Committee in connection with the retained services. During 2018, Grant Thornton provided comparative analysis of how the six bonus pool metrics described below in the discussion of the 2018 bonus compared to metrics used by exploration and production companies comparable to us in terms of revenues, total assets, geographic location and market capitalization. The results of the analysis were summarized for the Compensation Committee in order to provide additional background and context for the Compensation Committee to validate its overall approach to the bonus process, but the information presented did not impact the bonus program or any individual awards. Grant Thornton was paid $31,500 for the services described above. During 2018, Grant Thornton provided audit services, resulting in fees disclosed on page 43 below. The Audit Committee appointed Grant Thornton as the Company’s independent auditor and the Audit Committee approved the engagement of Grant Thornton to provide the services described in this paragraph. Since it was determined that the services could be provided without impairing Grant Thornton’s independence as the Company’s Auditor, and since Grant Thornton has robust processes in place to ensure those who perform services on behalf of its clients are free from conflicts in connection with any work performed, it was determined that the provision of services by Grant Thornton did not present a conflict of interest.

The Compensation Committee has assessed the independence of Longnecker in accordance with standards set forth in rules established by the NYSE and promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and concluded no conflict of interest exists that would prevent Longnecker from independently representing the Compensation Committee. The

Compensation Committee also assessed the independence of Grant Thornton based on the same standards as described in the prior sentence and concluded there was no conflict of interest that prevented Grant Thornton from independently representing the Compensation Committee in connection with work it performed during 2018.

Compensation Survey Group	The following table lists the companies included in the peer group used by the Compensation
Committee for evaluating the 2018 compensation of the NEOs (the “2018 Survey Group”):

2018 Survey Group Companies

Anadarko Petroleum Corporation	Merit Energy Co.

Cabot Oil & Gas Corporation	Newfield Exploration Co.

Chesapeake Energy Corporation	Noble Energy, Inc.

Cimarex Energy Co	Pioneer Natural Resources Company

Concho Resources, Inc.	QEP Resources, Inc.

Continental Resources, Inc.	Range Resources Corporation

Devon Energy Corporation	SandRidge Energy, Inc.

EOG Resources, Inc.	SM Energy Company

EP Energy Corporation	Southwestern Energy Company

Hess Corporation	WPX Energy, Inc.

Hunt Oil Company

In selecting the 2018 Survey Group, the Compensation Committee considered the location of operations, market capitalization, revenue, assets, net income, production profile of oil versus gas, as well as other factors to determine the most relevant subset of the E27 Survey Group member companies for comparison purposes. The E27 Survey Group is a group of energy companies that was assembled for the purpose of providing industry participants survey information to be used in making compensation decisions. In February 2018, the time when the majority of each NEO’s compensation for 2018 was determined, the 2018 Survey Group consisted of 21 independent, publicly traded and privately held exploration and production companies with a median revenue of approximately $2.6 billion as of year-end 2017, which is comparable to the Company’s revenue of approximately $3.1 billion for 2017.

Elements of Compensation

The table below describes each of our Primary Compensation Elements, the purpose of each element, and how each element fits within the Company’s compensation philosophy and objectives.

Compensation Element	Description	Purpose and Philosophy
Base Salary	Fixed cash compensation

Provides a stable, fixed element of cash compensation.

Attract and retain executive officers by paying a wage commensurate with such officer’s experience, skills and responsibilities. It also recognizes and considers the internal value of the position within the Company, the officer’s leadership potential and demonstrated performance.

Annual Cash Bonus	Annual cash bonus related to individual contribution toward achievement of annual financial and operating results

Rewards executives for the achievement of specific annual financial, operating and strategic goals and individual performance.

Allows the Compensation Committee to evaluate both objective and subjective considerations when exercising discretion to determine final payout amounts.

Important to the Company’s ability to attract, motivate and retain the Company’s executive officers.

Long-term Incentive Equity Awards	Restricted Stock	Aligns the executive’s long-term interests with those of shareholders. Important to the Company’s ability to attract, motivate and retain the Company’s executive officers.

Role of Discretion in Determining Primary Compensation Elements	All base salary adjustments and long-term incentive awards

for NEOs have been determined on a discretionary basis and while not linked to specific corporate goals or objectives, the overall performance of the Company as well as individual performance was considered in determining pay. The Compensation Committee retains discretion over all aspects of the CLR Bonus Plan (defined below) and awards made thereunder. For 2018, the Target Pool Size, Final Pool Size and Company multiplier (each term as described below) were initially determined by the Company’s performance in the areas of production growth, net cash provided by operating activities, return on capital employed, relative total shareholder return, reserve growth and proved developed finding and development cost per barrel of oil equivalent, as well as consideration of the additional factors described below in the discussion of the 2018 bonus. See “Annual Cash Bonus” below for a more detailed discussion of the Compensation Committee’s decision not to adjust the Company performance factor. The individual multiplier used in the CLR Bonus Plan is based on a subjective evaluation of an individual’s performance.

Base Salary	Base salary is intended to provide each NEO a regular source of income and compensate him for performing the responsibilities associated with his position. It also serves the purposes listed in the table above. Base salary also impacts annual cash bonus awards in that the target size of these awards is expressed as a percentage of base salary. The table below shows the salary set by the Compensation Committee applicable to each of the NEOs during 2018.

NEO	Salary During 2018

Harold G. Hamm	$1,264,778

Jack H. Stark	700,313

John D. Hart	577,500

Gary E. Gould	490,250

Patrick W. Bent	474,790

The salaries listed above went into effect in February 2018, and remained in effect for the remainder of the year. In the future, we expect the base salaries of the NEOs will be reviewed on an annual basis and adjusted as necessary to remain competitive.

Annual Cash Bonus	Our NEOs may earn annual cash bonuses as a reward for their individual contribution to the achievement of annual financial and operating results as determined by the Compensation Committee. On February 22, 2013, the Compensation Committee approved a cash bonus plan that applies to certain employees of the Company, including the Company’s executive officers (the “CLR Bonus Plan”). The CLR Bonus Plan is designed to reward the Company’s employees and executive officers for achieving annual performance and strategic goals. The CLR Bonus Plan provides for the annual payment of cash bonuses, subject to the discretion of the Compensation Committee. The individual cash bonuses paid to NEOs for 2018 were paid pursuant to the CLR Bonus Plan. The Compensation Committee exercises complete discretion in administering the CLR Bonus Plan, and the individual awards to our NEOs for 2018 were determined following the process described below.

Under the CLR Bonus Plan, the bonus pool is initially set based on the aggregate target bonus amount of all employees participating in the CLR Bonus Plan (referred to herein as the “Target Pool Size”). For 2018, the size of the bonus pool was initially set within a range based on the following factors: net cash provided by operating activities (30%); return on capital employed (25%); relative total shareholder return (15%); production growth (15%); reserve growth (10%); and proved developed finding and development cost per barrel of oil equivalent (5%). With respect to the bonuses paid for 2018, the Compensation Committee evaluated the factors of the CLR Bonus Plan described above as presented by management and determined the factors and their respective weightings to be appropriate.

The Compensation Committee has complete discretion to increase, decrease or leave the size of the pool unchanged. In making the determination whether to adjust the size of the pool, the Compensation Committee considered such matters as it deemed relevant, including the Company’s performance against key strategic and other initiatives identified by the Compensation Committee in areas such as health, safety and environmental, production costs and cycle times, maintenance of financial and other ratios, budget compliance and business process improvements. The size of the bonus pool as determined by the Compensation Committee is referred to herein as the “Final Pool Size.” The ratio of the Target Pool Size to the Final Pool Size is used to determine the Company multiplier in the calculation of an individual’s bonus amount under the CLR Bonus Plan.

For 2018, the Compensation Committee set the Company performance factor based on the following estimates provided to the Committee in connection with the six metrics: net cash provided by operating activities—$3.47 billion; return on capital employed—13.6%; relative total shareholder return – 67th percentile relative to the peer groups listed below; production growth—23%; reserve growth—13%; and proved developed finding and development cost per barrel of oil equivalent—$11.42. Except for the last metric, the Company’s performance in these areas was above internal expectations and resulted in an initial performance factor of 146% for the Company multiplier portion of the CLR Bonus Plan. The Compensation Committee also reviewed Company performance against the key strategic and other initiatives described in the paragraph above. After consideration, the Committee determined a final Company performance factor of 146% appropriately reflected Company performance for 2018, and struck the appropriate balance between (x) the strong results achieved in connection with five of the six bonus pool metrics described above, and (y) the Committee’s assessment of the Company’s performance with respect to the additional matters described above. In assessing the additional matters, the Compensation Committee gave particular weight to safety and environmental performance. The Compensation Committee determined the Company’s performance with respect to the key strategic and other initiatives was consistent with its expectations for 2018, and determined it was not necessary to adjust the initial performance factor of 146%. Proved developed finding and development cost per barrel of oil equivalent represents the Company’s net exploration and development costs incurred for wells having first production in 2018 divided by the net estimated recoverable reserves for those wells expressed in barrels of oil equivalent. Return on capital employed represents net income attributable to the Company before non-cash gains and losses on derivatives, income taxes, non-cash equity compensation expense, interest expense, and losses on extinguishment of debt, the result of which is divided by average capital employed for the year, with capital employed representing the sum of total debt and total shareholders’ equity attributable to the Company. Relative total shareholder return represents the percentage change in the Company’s stock price as compared to the companies listed in the table below. For 2018 we compared the 60 day moving average price at 2018 year-end to the 60 day moving average price at 2017 year-end. The table below lists the companies other than the Company used to determine relative total shareholder return for the bonus for 2018 paid in February 2019:

2018 Relative Total Shareholder Return Companies

Anadarko Petroleum Corporation	Hess Corporation

Cimarex Energy Co.	Marathon Oil Corporation

Concho Resources, Inc.	Newfield Exploration Co.

ConocoPhillips	Noble Energy, Inc.

Devon Energy Corporation	Occidental Petroleum Corporation

EOG Resources, Inc.	Pioneer Natural Resources Company

Individual awards for participants in the CLR Bonus Plan in connection with the bonuses for 2018 which were paid in February 2019, were calculated utilizing the following formula:

Base Earnings x Target Bonus x Company Multiplier x Individual Multiplier = Initial Bonus Amount

For purposes of this formula, “base earnings” refers to the actual amount paid in respect of salary during 2018. Except for Mr. Hamm, the individual multiplier for the 2018 bonuses was based on the Compensation Committee’s review of the 2018 Survey Group and the subjective evaluation of each of the NEO’s supervisor or supervisors. Mr. Hamm’s individual multiplier was determined based on the subjective evaluation of the Compensation Committee. The subjective evaluation of each NEO was primarily based on an evaluation of each NEO’s contributions to the Company’s performance with respect to the 2018 Performance Factors relevant to that NEO. For 2018, after calculating the Company multiplier based on the measures and methodology described above, individual differences resulted from the subjective evaluation of performance that determined each NEO’s individual multiplier. In making its evaluation, where applicable, the Compensation Committee places significant weight on input provided by our Chief Executive Officer and our President.

Once the NEOs’ Initial Bonus Amounts were calculated, they were presented by Mr. Stark to the Compensation Committee for review, and in the case of Mr. Hamm also presented to the Board, both of which had the discretion to increase or decrease individual Initial Bonus Amounts and determine final awards. Using the factors described previously, the Compensation Committee determined the final awards were appropriate and approved the bonuses for 2018 as presented by management.

The following table shows target annual cash bonus amounts as a percentage of base earnings for each of the NEOs in connection with the bonuses for 2018 which were paid in February 2019 under the CLR Bonus Plan:

NEO	2018 Target Bonus %

Harold G. Hamm	150

Jack H. Stark	100

John D. Hart	100

Gary E. Gould	80

Patrick W. Bent	75

Annual cash bonuses for the NEOs are determined concurrently with the year-end audited financial statements and reserve report. We have adopted a clawback policy that is applicable to the bonus for 2018 paid in February 2019 and to future awards under the CLR Cash Bonus Plan. For more information regarding the clawback policy, please see “CLR Clawback Policy” on page 32 below.

Long-Term Incentive Awards	The objective of our long-term incentive awards is to retain and motivate our executives over the long-

term and to align their interests with those of our shareholders. In February 2018, the NEOs received the following long-term incentive awards of restricted Common Stock which vest, or in the case of Mr. Gould, would have vested, on February 15, 2021:

NEO	February 2018 Restricted Stock Award (shares)

Harold G. Hamm	167,093

Jack H. Stark	78,632

John D. Hart	57,009

Gary E. Gould	36,368

Patrick W. Bent	29,487

Mr. Gould forfeited all of the shares shown in the table above as a result of his departure from the Company. The awards for each of the NEOs other than Mr. Hamm were approved by the Compensation Committee. Mr. Hamm’s award was approved by the Compensation Committee and by the full Board based on the recommendation of the Compensation Committee, with Mr. Hamm abstaining.

The long-term incentive award for each NEO is determined at the discretion of the Compensation Committee using the approach described above under “Executive Summary—Compensation Philosophy and Components.” Differences in long-term incentive awards are based on the Compensation Committee’s subjective evaluation of the expected relative individual contribution to the achievement of our long-term financial and operating results. The value of unvested equity awards held by an individual is expected to be a factor considered in future awards.

The vesting provisions of the awards encourage our officers to remain in our employ in order to realize these forms of compensation. Our current equity programs consist of restricted stock awards, which we believe are stronger motivational tools for employees when compared to alternatives such as stock options. Restricted shares provide some value to an employee during periods of stock market volatility, while stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our stock is less than the option price. Although our 2013 Plan allows for various equity instruments, we intend to make future grants primarily in the form of restricted stock.

The restricted stock awards provide for immediate vesting upon a change in control, as defined by the 2013 Plan. We would likely need the assistance of several key employees to successfully conclude a transaction resulting in a change in control. We believe immediately vesting the awards may serve to reduce concerns, other than continued employment, such employees may have with respect to any potential change in control transaction and may motivate them to complete the transaction.

We have a policy which prohibits our directors and certain employees, including our executive officers, from holding our securities in a margin account or pledging our securities as collateral, unless permission is received from our General Counsel in writing. The same policy prohibits these individuals from engaging in transactions which may hedge the value of our securities, including, without limitation, buying or selling puts and calls for, or engaging in short sales of, our securities. Employees, including our executive officers, are selected to be subject to these policies based on their access to material information about our Company as part of their day-to-day responsibilities. The purpose of the prohibition against hedging is to align the interests of our directors and the employees described above with the performance and prospects of the Company.

The Company has a Common Stock ownership requirement for our executive officers. Each such officer is required to own shares of our Common Stock at least equal to a specified multiple of such officer’s base salary. The table below lists base salary multiples applicable to the different positions within this group:

Officer	Required Stock Ownership – Multiple of Annual Base Salary
Chief Executive Officer	5x
President	5x
Other Executive Officers	3x

Until the stock ownership guideline is achieved, each such officer is required to retain 100% of the “net shares” received as a result of restricted shares granted under our 2013 Plan. “Net shares” are the number of shares that remain after shares are sold or withheld to pay withholding taxes. The calculation is determined as of December 31 each year based upon the average closing price of the Common Stock for the year compared to the officer’s base salary as of such date. Shares owned directly by, or held in trust for, the officer or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation.

The Compensation Committee reviews the compliance of each executive officer with the stock ownership guidelines each year and reduces or eliminates future restricted stock grants under the 2013 Plan for any executive officer not in compliance with the stock ownership guidelines. The Compensation Committee reviewed the NEOs’ and other applicable officers’ stock ownership as of December 31, 2018 and determined each NEO and other applicable officers were in compliance with the guidelines.

Deferred Compensation Plan	On September 20, 2013, the Board, based upon the recommendation of the Compensation Committee, established the DCP. The Board appointed the Compensation Committee to act as Plan Administrator of the DCP (the “DCP Administrator”).

The purpose of the DCP is to (i) give DCP participants, including the NEOs, an additional tool to use in planning their savings and for retirement; and (ii) provide a vehicle to allow employee DCP participants, all of whom are limited in their participation in the Company’s 401(k) (as defined below) due to limits imposed under federal tax rules (“Limits”), to receive similar benefits in connection with Company matching contributions as employees whose ability to receive Company matching contributions is not impacted by the Limits. The DCP permits the Company to make discretionary matching and other contributions to a participant’s account, although the Company did not make any such contributions to the NEOs’ accounts within the DCP during the 2018 year. For a description of the material features of the DCP see the narrative “Description of Deferred Compensation Plan” on pages 37 and 38 below.

Other	Compensation and benefits that are outside of our three main compensation elements are designed to attract and retain employees by enhancing our overall compensation package. During 2018, we provided automobiles to certain NEOs and certain other employees for business and personal use. The personal use is valued according to IRS guidelines and reported as taxable income to the individuals. We value vehicle usage for disclosure in our proxy statement based upon the aggregate incremental cost to us adjusted to reflect each individual’s personal use of the vehicle.

In 2018, we allowed Mr. Hamm to use the corporate aircraft for personal trips. The value of such trips is calculated according to IRS guidelines and reported as taxable income to him. On occasion the spouses and guests of NEOs may accompany them on business-related trips. Aircraft usage and travel by spouses and guests are valued for disclosure in our proxy statement based on the aggregate incremental cost to us.

We have a defined contribution retirement plan (“401(k)”) covering all full-time employees. Our contributions to the plan are discretionary and based on a percentage of eligible compensation. On July 1, 2014, the Company elected to increase the contribution level in the plan up to a maximum of 10% of a covered employee’s eligible compensation effective January 1, 2015, depending on the employee’s level of contribution into the employee’s account. This change was made in order to enhance the competitiveness of the compensation associated with the 401(k). Due to the commodity price environment in 2016, the 10% contribution level was reduced to 2% effective March 1, 2016. Beginning December 1, 2016, the Company reinstated the 10% contribution level based on dollar for dollar matching, subject to IRS limits.

All full-time employees may participate in our health and welfare benefit programs, including medical, dental, vision care, life insurance and disability insurance. We provide all full-time employees with life insurance coverage of the lesser of two times base salary or $1,000,000 and allow them to purchase supplemental coverage. We do not sponsor any qualified or non-qualified defined benefit plans.

CLR Clawback Policy	On August 3, 2018 the Board approved a clawback policy pursuant to which cash and equity-based incentive compensation awards to executive officers granted after August 3, 2018 may be recovered if the Company is required to restate all or a portion of its publicly reported financial statements and it is determined that such restatement was proximately caused by the fraud, gross negligence, intentional misconduct, embezzlement, theft or breach of fiduciary duty committed by or attributable to any current or former executive officer of the Company (such conduct is referred to herein as “wrongful conduct”). The policy also applies if an executive has knowledge of wrongful conduct and fails to take reasonable steps to prevent it.

In order to be subject to recovery, an award must have been based in whole or in part on measures that are impacted by the restatement. The amount to be recovered is any excess value received by the executive officer as a result of the measures impacted by the restatement. Any matching awards under the Company’s DCP that are impacted by the measures subject to restatement are also subject to recovery. The Compensation Committee has the discretion to determine how recovery is to be achieved, which may include, among other things, seeking reimbursement, cancelling other outstanding equity awards or reducing future compensation. Simple interest will be applied to any recovery amount.

Since all current outstanding equity awards are restricted stock awards subject to time-based vesting, and we have not made matching awards under the DCP since 2015, the only compensation that may be subject to the policy as of the date of this proxy statement are awards made under the CLR Bonus Plan. In order to receive a CLR Bonus Plan award that will be subject to the clawback policy, each executive officer must execute an agreement agreeing to abide by the terms of the clawback policy. Each executive officer executed such an agreement in connection with the bonus for 2018, paid in February 2019.

The clawback policy is administered by the Compensation Committee. The Compensation Committee has discretion to waive or limit the amount to be recovered under the clawback policy if it determines such action is justified in its business judgment. Among others, circumstances that may be considered by the Compensation Committee in exercising discretion to waive or limit recovery are the passage of time, whether the cost of recovery outweighs the benefit to the Company, and whether the recovery will remedy the wrongful conduct or aid in preventing its recurrence.

Impact of Accounting and Tax Treatment

We believe it is important to have flexibility in designing the compensation program in a manner to achieve the objectives described above under “Compensation Objectives.” Therefore, while we consider the accounting and tax treatment of certain forms of compensation in the design of our compensation program, the accounting and tax treatment is not a determinative factor.

Prior to 2018, under Section 162(m) of the Internal Revenue Code, a publicly-held company could deduct for federal tax purposes no more than $1,000,000 of annual compensation paid to its principal executive officer and each of its three other most highly-paid officers other than the principal financial officer, unless the compensation was “performance-based compensation.” These Section 162(m) restrictions applied to salary, bonuses, and other compensation not directly tied to performance conditions. Our compensation program prior to 2018 did not meet the requirements for tax deductibility of annual compensation in excess of $1,000,000 because the relevant compensation was not payable solely on account of the attainment of one or more performance goals. Beginning with 2018, Section 162(m) of the Code generally does not contain an exception for “performance-based compensation.” Therefore, we do not expect the restrictions of Section 162(m) of the Code to play any role in our compensation decisions going forward.

Insider Trading Policy

Our insider trading policy provides that certain of our employees and all directors may not purchase or sell puts or calls to sell or buy our securities or engage in short sales with respect to our securities. Certain employees and all directors are also prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan, unless permission is received from our General Counsel in writing. The purchase or sale of stock by our officers, directors and certain employees may only be made during a window of time described in our policy and after approval by our General Counsel.

Compensation Committee Report

In accordance with its written charter adopted by the Board, the Compensation Committee of the Board is responsible for overseeing awards to employees of stock or other equity compensation and reviewing and approving the individual elements of the total compensation of the Chief Executive Officer, the other NEOs and other senior executive officers. The Compensation Committee is also obligated to communicate to shareholders information regarding the factors and criteria on which the Chief Executive Officer’s compensation was based, including the relationship of the Company’s performance to the Chief Executive Officer’s compensation, and the specific relationship of corporate performance to executive compensation overall.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) above with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this CD&A be included in this Proxy Statement.

/s/ Lon McCain	/s/ William B. Berry	/s/ John T. McNabb, II
Lon McCain Committee Chairman	William B. Berry Committee Member	John T. McNabb, II Committee Member

Summary Compensation Table

The following table sets forth the compensation of our Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers during 2018. We refer to these five individuals collectively as the “NEOs” for 2018. Mr. Gould resigned from his position as our Senior Vice President, Production and Resource Development on March 6, 2019, effective March 20, 2019. He is included in the table as an NEO since he was employed by the Company at the end of 2018. Compensation is shown for years 2016, 2017 and 2018, as applicable.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Harold G. Hamm	2018	$1,255,987	$3,442,974	$8,556,833	$76,618	$13,332,412
Chairman of the Board and	2017	1,210,589	3,404,829	7,593,904	60,077	12,269,399
Chief Executive Officer	2016	827,121	2,482,900	5,505,865	66,213	8,882,099

Jack H. Stark	2018	695,445	1,270,927	4,040,112	33,819	6,040,303
President	2017	668,269	1,253,022	3,597,674	37,213	5,556,178
	2016	640,000	720,001	2,496,633	24,212	3,880,846

John D. Hart	2018	573,462	1,040,000	2,929,122	29,233	4,571,817
Senior Vice President, Chief	2017	551,404	1,030,000	2,518,372	29,156	4,128,932
Financial Officer and Treasurer	2016	530,000	520,000	1,803,136	22,805	2,875,941

Gary E. Gould (4)	2018	486,837	650,000	1,868,588	31,507	3,036,932
Former Senior Vice President, Production and Resource Development	2017 2016	468,173 450,000	690,000 410,000	1,641,442 1,178,982	28,956 20,422	2,828,571 2,059,404

Patrick W. Bent	2018	471,482	650,000	1,515,042	24,989	2,661,513
Senior Vice President, Drilling

(1)

None of the NEOs elected to participate in the Company’s DCP with respect to 2018 compensation. As a result, salary and bonus amounts reported in the table above do not include any amounts deferred pursuant to the Company’s DCP. In addition, in November 2015, Mr. Hamm’s base salary was reduced, at his request, to the amount needed each pay period to allow him to cover the expenses associated with the benefits we have customarily made available to all employees. This arrangement continued until April 2016, when Mr. Hamm resumed receiving his regular salary, in response to improving commodity prices. Mr. Hamm requested the reduction as a cost savings measure due to the then current commodity price environment and the amount reported for Mr. Hamm reflects the impact of this request during 2016. All bonuses were paid pursuant to the CLR Bonus Plan in February 2019 for 2018.

(2)

The amounts under “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, disregarding any estimate for forfeitures, for awards granted during the indicated year. A discussion of the grant date fair value calculation can be found in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

(3)	All Other Compensation for 2018 includes the following elements:

Name	Year	Personal Use of Company Aircraft ($) (a)	Personal Use of Company Vehicle ($) (b)	Contributions to 401(k) Plan ($)	Total ($) (c)
Harold G. Hamm	2018	$48,001	$3,628	$24,500	$76,618
Jack H. Stark	2018	—	8,830	24,500	33,819
John D. Hart	2018	—	4,244	24,500	29,233
Gary E. Gould	2018	—	6,518	24,500	31,507
Patrick W. Bent	2018	—	—	24,500	24,989

a)

We calculate the incremental cost to the Company of any personal use of corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and other variable costs. Occasionally, spouses and guests of NEOs ride along when an aircraft is already going to a destination for a business purpose. This use has minimal costs to the Company and, where applicable, only the direct variable costs associated with the additional passenger (for example fuel and catering) are included in determining the aggregate incremental cost to the Company. Since Company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of Company-owned aircraft.

(b)	We calculate the incremental cost to the Company of any personal use of Company vehicles, including fuel, maintenance, insurance, lease payments and depreciation.
(c)	Total amount includes nominal cost of industry club membership.

(4)	Mr. Gould forfeited all of the shares underlying the awards shown for 2017 and 2018 in the Stock Awards column as a result of his departure from the Company.

2018 Grants of Plan Based Awards

The following table reflects information concerning awards of restricted stock granted to our NEOs during the fiscal year ending December 31, 2018 under the Company’s 2013 Plan:

Name	Grant Date	Stock Awards: Number of Shares (1)		Grant Date Fair Value of Stock Awards ($) (2)
Harold G. Hamm	2/13/2018	167,093	(3)	$8,556,833
Jack H. Stark	2/12/2018	78,632	(3)	4,040,112
John D. Hart	2/12/2018	57,009	(3)	2,929,122
Gary E. Gould	2/12/2018	36,368	(4)	1,868,588
Patrick W. Bent	2/12/2018	29,487	(3)	1,515,042

(1)	Other than the award shown for Mr. Gould, all awards will vest on an accelerated basis in the event of a change in control.
(2)	The aggregate grant date fair value of each equity award is computed in accordance with ASC Topic 718, disregarding any estimate for forfeitures.
(3)	The shares underlying this award vest on February 15, 2021, subject to the NEOs’ continued service.
(4)	The shares underlying Mr. Gould’s award would have vested on February 15, 2021. Mr. Gould forfeited all of the shares underlying this award as a result of his departure from the Company.

2018 Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards

The following table shows the percentage of base salary and bonus that each NEO received or earned with respect to 2018 as compared to that NEO’s total compensation for 2018:

Name	Percentage of Salary and Bonus to Total Compensation
Harold G. Hamm	35%
Jack H. Stark	33%
John D. Hart	35%
Gary E. Gould	37%
Patrick W. Bent	42%

Outstanding Equity Awards as of December 31, 2018

The following table reflects unvested restricted stock held by our NEOs as of December 31, 2018:

	Stock Awards

Name	Number of Shares of Stock that Have Not Vested (1)	Market Value of Shares of Stock that Have Not Vested ($) (2)
Harold G. Hamm	633,668	$ 25,467,117
Jack H. Stark	284,007	11,414,241
John D. Hart	203,610	8,183,086
Gary E. Gould	132,111(3)	5,309,541
Patrick W. Bent	93,751	3,767,853

(1)

These shares represent restricted stock awards. Unvested shares will vest as follows: (i) 301,526 shares on February 15, 2019, 165,049 shares on February 15, 2020, and 167,093 shares on February 15, 2021 for Mr. Hamm; (ii) 127,705 shares on February 15, 2019, 77,670 shares on February 15, 2020 and 78,632 shares on February 15, 2021 for Mr. Stark; (iii) 92,232 shares on February 15, 2019, 54,369 shares on February 15, 2020, and 57,009 shares on February 15, 2021 for Mr. Hart; (iv) 60,306 shares on February 15, 2019, 35,437 shares on February 15, 2020, and 36,368 shares on February 15, 2021 for Mr. Gould; and (v) 39,021 shares on February 15, 2019, 25,243 shares on February 15, 2020, and 29,487 shares on February 15, 2021 for Mr. Bent.

(2)	Market value is based on the closing price of $40.19 of our Common Stock as of December 31, 2018.
(3)	Mr. Gould forfeited 71,805 unvested shares shown in the table above as a result of his departure from the Company.

Options Exercised and Restricted Stock Vested During 2018

The following table reflects information concerning shares of restricted stock held by NEOs that vested during 2018:

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Harold G. Hamm	177,084	$9,521,807
Jack H. Stark	81,250	4,368,813
John D. Hart	58,334	3,136,619
Gary E. Gould	38,542	2,072,403
Patrick W. Bent	31,350	1,685,690

(1)	Value realized on vesting is calculated by multiplying the number of shares by the closing price upon day of vesting.

2018 Nonqualified Deferred Compensation

The following table sets forth our NEOs’ information regarding the DCP, including, with respect to each officer: (i) the aggregate contributions made by the officer; (ii) the employer contribution; (iii) the aggregate interest or other earnings accrued; (iv) aggregate withdrawals and distributions; and (v) the total balance of the officer’s account.

Name	Executive Contributions in 2018 ($) (1)	Registrant Contributions in 2018 ($) (2)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/ Distributions in 2018 ($)	Aggregate Balance at End of 2018 ($) (3)
Harold G. Hamm	$—	$—	$(18,137)	$—	$432,363
Jack H. Stark	—	—	(11,962)	—	253,553
John D. Hart	—	—	(14,353)	—	280,200
Gary E. Gould	—	—	(7,468)	33,771	66,222
Patrick W. Bent	—	—	(13,118)	—	145,425

(1)	None of the NEOs listed above elected to participate in the DCP with respect to 2018 compensation.
(2)

The Company suspended all matching under the DCP for 2018 for the reasons described below in the fifth paragraph under “Description of Deferred Compensation Plan.” The matching suspension also applied to the bonus paid in February 2019 for 2018 under CLR’s Cash Bonus Plan.

(3)

Includes the following aggregate amounts previously reported, as applicable, as compensation for 2014, 2015, 2016, and 2017 in the Summary Compensation table for each of the NEOs: $314,639 for Mr. Hamm; $199,920 for Mr. Stark; $214,130 for Mr. Hart; $162,398 for Mr. Gould, and $0 for Mr. Bent. Mr. Bent’s amount is zero since he has not previously been an NEO. As a result, no amounts have been previously reported for Mr. Bent.

Description of Deferred Compensation Plan

On September 20, 2013, the Board, based upon the recommendation of the Compensation Committee, established the DCP.

The purpose of the DCP is to (i) give DCP participants and non-employee directors an additional tool to use in their personal financial planning; and (ii) provide a vehicle to allow employee DCP participants, all of whom are limited in their participation in the Company’s 401(k) plan due to the Limits, to receive similar benefits in connection with Company matching contributions as employees whose ability to receive Company matching contributions is not impacted by the Limits. The DCP permits the Company to make discretionary matching and other contributions to a participant’s account and the matching and discretionary contributions approved in connection with the DCP are intended to facilitate the purpose described in (ii) above.

The DCP is not intended to constitute a “qualified plan” subject to the limitations of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), nor is it a “funded plan” for purposes of the Code. Benefits under the DCP constitute an unfunded general obligation of the Company. The DCP is designed to provide directors and select management or highly compensated employees of the Company the opportunity to defer the payment of all or a portion of their base pay and cash incentive awards (to the extent a participant is eligible to receive such awards).

Each year the DCP permits participants to elect to defer: (i) up to 100% of base pay (cash fees in the case of directors) for a calendar year and (ii) up to 100% of any cash incentive award received by the employee participant for a performance year. DCP participants are 100% vested in any amounts they deferred pursuant to the alternatives described in the prior sentence. The DCP permits discretionary contributions by the Company, which are subject to a vesting schedule, as described below, at the discretion of the DCP Administrator.

As permitted by the DCP, matching contributions have been approved enabling employee participants to receive matching under the DCP for up to 10% of their total cash compensation, including salary and bonus deferrals. The approved match was intended to align with the amount employee participants would have received under the 401(k) plan, but for the Limits and is given subject to terms and conditions applicable to matching contributions under the 401(k) plan. As a result of the continued volatile commodity price environment, the Company suspended the match described above for 2018, and the suspension was applicable to any bonus paid in February 2019 for 2018 under CLR’s Cash Bonus Plan. All matching has been suspended since 2016.

Distribution of DCP amounts deferred in connection with 2014 will occur upon a participant’s separation from service with the Company. The Company requires a six month delay in the payment of DCP benefits if the participant is a “specified employee” pursuant to Section 409A of the Code at the time of his or her separation from service with the Company, and an earlier payment would result in the imposition of an excise tax on the participant if the amounts were received at the time of his or her separation (the “Specified Employee Delay”). In addition, in connection with amounts deferred in respect of 2014, distribution of DCP accounts and vesting of any Company contributions will result from any of the following events: (i) Change of Control (as defined in the DCP); (ii) a participant’s death or Disability (as defined in the DCP); (iii) a participant’s Normal Retirement (as defined in the DCP); and (iv) a participant’s Involuntary Termination (as defined in the DCP).

Distribution of DCP amounts deferred after 2014 will occur, subject to limited exceptions, based on the election of the participant to receive a distribution upon a fixed date chosen by the DCP participant, the participant’s Termination of Employment (as defined in the DCP), or a Change of Control. In addition, distribution of DCP amounts deferred after 2014 will occur in the event of the participant’s death or Disability. In connection with these distribution events, participants can choose, except in the case of death or Disability, to receive distributions in a lump sum or installments. In the case of death or Disability, the distribution will be made in a lump sum. Participants also have the ability to elect a lump sum distribution if a Change of Control or Involuntary Termination occurs after a participant has started to receive distributions after a fixed date. Distributions described above are also subject to the Specified Employee Delay. Finally, vesting restrictions on any amounts deferred after 2014 will lapse in connection with any of the following events: (i) Change of Control; (ii) participant’s death or Disability; and (iii) a participant’s achievement of Normal Retirement Age (as defined in the DCP).

Earnings reflect the returns, including losses, produced by the investments selected by the applicable named executive officer. The investment options available to the NEOs are a sub-set of the investment options available under the Company’s 401K Plan. As of December 31, 2018, investment options consisted of the following (returns for 2018 noted in parentheses): Fidelity® High Income (-2.44%), Oakmark Equity & Income I (-8.33%), TRP Retirement 2005 (-3.18%), TRP Retirement 2010 (-3.51%), TRP Retirement 2015 (-4.08%), TRP Retirement 2020 (-4.82%), TRP Retirement 2025 (-5.55%), TRP Retirement 2030 (-6.13%), TRP Retirement 2035 (-6.69%), TRP Retirement 2040 (-7.04%), TRP Retirement 2045 (-7.26%), TRP Retirement 2050 (-7.36%), TRP Retirement 2055 (-7.36%), TRP Retirement 2060 (-7.4%), Fidelity® Contrafund® K (-2.07%), Fidelity Spartan® 500 Index Advtg® (-4.4%), Fidelity® Low-Priced Stock (-10.68%), MFS Mid-Cap Value Equity I (-11.31%), Fidelity Spartan® Extnd Mkt Idx Advtg (-9.36%), Driehaus Emrg Mkts (-16.27%), Eagle Mid CP Grth R6 (-6.01%), Metwest Total Return Bond (0.29%), Fidelity Spartan® Intl Idx Advtg (-13.52%), American Beacon Small Cp Val Inst (-15.63%), American Funds EuroPacific Growth Fund (-14.91%), JH Disciplined Value Fund R6 (-9.47%), and Wells Fargo SM Co Growth IS (-3.63%). The Company does not guarantee a level of investment return.

Potential Payments Upon Termination or Change in Control

We do not maintain employment, severance or change in control agreements with our NEOs outside of the potential acceleration provisions described below with respect to our equity awards. We discussed our rationale for providing change in control equity vesting above under “Compensation Discussion and Analysis.”

Vesting of Restricted Stock on Change in Control. All of our employees’ and directors’ unvested shares of restricted stock will vest if a change in control occurs as defined in their respective agreements. These agreements are subject to the provisions of the 2013 Plan. The 2013 Plan contains customary change in control provisions.

Listed in the following table is the value of unvested shares of restricted stock held by our NEOs as of December 31, 2018, which would fully vest and be immediately available in the event of a change in control under the 2013 Plan. The table assumes a change in control occurred on December 31, 2018 and the per-share value is $40.19, the closing price of our Common Stock as of December 31, 2018:

Name	Early Vesting of Restricted Stock ($)		Termination Payment ($)	Total ($)
Harold G. Hamm	$25,467,117		—	$25,467,117
Jack H. Stark	11,414,241		—	11,414,241
John D. Hart	8,183,086		—	8,183,086
Gary E. Gould	5,309,541	(1)	—	5,309,541
Patrick W. Bent	3,767,853		—	3,767,853

(1)	Mr. Gould forfeited 71,805 unvested shares underlying the value shown in the table above as a result of his departure from the Company.

Distributions in Connection with DCP. Under the terms of our DCP, distributions of deferred compensation and accelerated vesting of Company contributions may occur in connection with change of control or a participant’s termination. A description of such distributions and accelerated vesting, as well as the circumstances triggering these events with respect to Messrs. Hamm, Stark, Hart, Gould and Bent appear above on pages 37 and 38 in the description of our DCP appearing under the heading “Description of Deferred Compensation Plan.”

Gary Gould Departure. Mr. Gould did not receive any compensation or acceleration of unvested shares in connection with his departure from the Company. He will receive distributions under the DCP in accordance with its standard terms.

Indemnification Agreements

Our officers, directors, and certain other employees have entered into customary indemnification agreements with us, pursuant to which we have agreed to indemnify our officers and directors to the fullest extent permitted by law.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation program is appropriately structured and not reasonably likely to result in risks that could have a material adverse effect on us. We believe our approach of subjectively evaluating performance results of each executive assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation opportunities in such a way as to not encourage excessive risk-taking. Further, one of the primary factors we take into consideration in setting compensation is the performance of the Company as a whole. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our shareholders as a whole. Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures our employees’ interests align with those of our shareholders for the long-term performance of our Company.

Pay Ratio Disclosure

The 2018 compensation disclosure ratio of the median total compensation of all Company employees to the annual total compensation of Mr. Hamm, our Chief Executive Officer, who is our principal executive officer, is as follows:

2018 Median employee total annual compensation: $129,849

2018 Chief Executive Officer total annual compensation: $13,332,412

2018 Ratio of total annual compensation of Chief Executive Officer to median employee: 103:1

With respect to the ratio calculation, we identified the median employee by examining the 2018 compensation reported on Form W-2 for all individuals, excluding our Chief Executive Officer, who were employed by us (whether on a full-time, part time, seasonal or temporary basis) on December 31, 2018, the last day of our previous fiscal year. For such employees we did not make any annualizations, assumptions, adjustments (including cost-of-living adjustments) or estimates with respect to the compensation reflected on the Form W-2s.

After identifying the median employee, we calculated the total annual compensation for such employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table appearing on page 34 of this proxy statement.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the ratio reported above should not be used as a basis for comparison between companies.

Security Ownership of Certain

Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock, as of March 21, 2019, by each person (other than our directors and executive officers) known by us to be the beneficial owner of more than 5% of the issued and outstanding Common Stock.

	Beneficial Ownership

Name and Address of Beneficial Owner	Number of Shares	Percent of Class (1)
Harold Hamm Family LLC (2)	283,116,538	75.15%

(1)	Based on total shares outstanding of 376,738,669 on March 21, 2019.
(2)

The Family LLC acting through its manager, Mr. Hamm, our Chairman and Chief Executive Officer, has sole voting and dispositive power over the indicated shares. The shares held by the Family LLC are included in the shares reported as owned by Mr. Hamm in the table below. The business address of the Family LLC is Harold Hamm Family LLC, c/o Hartzog Conger Cason, 201 Robert S. Kerr Avenue, Suite 1600, Oklahoma City, Oklahoma 73102.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock as of March 21, 2019 by (a) each of our directors and director nominees, (b) each of the executive officers and Mr. Gould, since he is an NEO, and (c) all of our directors, director nominees and executive officers and Mr. Gould as a group. Each of the aforementioned persons has sole voting and dispositive power with respect to the shares listed in the table, except as otherwise indicated below.

	Beneficial Ownership

Name of Director or Executive Officer	Number of Shares (1)	Percent of Class (2)
Patrick W. Bent	171,269	*
William B. Berry	58,800	*
Eric S. Eissenstat	172,325	*
Gary E. Gould	73,724	*
Harold G. Hamm (3)	285,779,189	75.86%
John D. Hart	335,484	*
Jeffrey B. Hume (4)	2,217,197	*
Shelly Lambertz (5)	95,874	*
Lon McCain	58,912	*
John T. McNabb, II (6)	43,800	*
Mark E. Monroe	252,746	*
Steven K. Owen (7)	118,080	*
Ramiro F. Rangel	75,407	*
Jack H. Stark (8)	750,506	*
All Directors, executive officers and NEOs as a group (14 persons)	290,203,313	77.03%

*	Less than 1%
(1)

Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or dispositive power with respect to securities. Other than Mr. Gould, the following persons have sole voting and dispositive power with respect to the restricted stock included in the number of shares listed opposite each person’s name in the table above, subject to the terms of the documents relevant to each restricted stock award: Mr. Bent – 87,618 shares; Mr. Berry – 18,378 shares; Mr. Eissenstat – 91,502 shares; Mr. Hamm – 518,505 shares; Mr. Hart – 174,961 shares; Mr. Hume – 45,752 shares; Ms. Lambertz – 17,562 shares; Mr. McCain – 18,378 shares; Mr. McNabb – 18,378 shares; Mr. Monroe – 18,378 shares; Mr. Owen – 73,202 shares; Mr. Rangel – 42,702 shares; Mr. Stark – 244,003 shares; and all directors, executive officers and NEOs as a group – 1,369,319 shares. Mr. Gould does not have any restricted stock awards as a result of his departure from the Company.

(2)	Based on total shares outstanding of 376,738,669 on March 21, 2019.
(3)

Includes 283,116,538 shares held by the Family LLC for which Mr. Hamm is the sole manager and as such has sole voting and dispositive power over the shares held by the Family LLC. The shares held by the Family LLC and included in Mr. Hamm’s total are also reported as owned by the Family LLC in the table above. Also includes 36,452 shares held by Transwestern Transports LLC (“Transwestern”), an entity of which the Hamm Revocable Trust is the sole member. Mr. Hamm has sole voting and dispositive power over the shares held by Transwestern.

(4)	Includes 2,021,839 shares held by a limited liability company owned by Mr. Hume and his wife.
(5)	Includes 70,012 shares held through a trust and 2,300 shares held by Ms. Lambertz’s spouse.
(6)

Includes 1,000 shares held by a charitable foundation qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, of which Mr. McNabb and his wife are officers and with respect to which Mr. McNabb and his wife share voting and dispositive power. Mr. McNabb and his wife have no pecuniary interest in the shares held by the charitable foundation.

(7)	Includes 1,500 shares held jointly by Mr. Owen and his wife.
(8)	Includes 432,253 shares held by a limited liability company owned by Mr. Stark and his wife.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, Section 16 officers and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. We are required to disclose delinquent filings of reports by such persons during the year ended December 31, 2018.

Based on a review of the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our Section 16 officers, directors and 10% shareholders were met, except for a filing by Mr. Owen on February 13, 2019 reporting the acquisition of shares on August 4, 2017 through an inheritance and subsequent transfer by gift to an account jointly owned by Mr. Owen and his spouse.

Proposal 2:

Ratification of Selection of

Independent Registered Public

Accounting Firm

General

The Audit Committee has directed us to submit the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. The Audit Committee evaluates the selection of our independent registered public accounting firm each year, and has reappointed Grant Thornton as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ended December 31, 2019. In determining to reappoint Grant Thornton as the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including, but not limited to: Grant Thornton’s performance on prior Company audits; the quality and timeliness of the services and informative communications provided by Grant Thornton; the results of regulatory inspections performed on Grant Thornton audits; an assessment of Grant Thornton’s resources and expertise; Grant Thornton’s knowledge of the Company’s business and industry; Grant Thornton’s independence, objectivity and adherence to professional and ethical standards; the appropriateness of Grant Thornton’s fees relative to the services provided; and the frequency and quality of Grant Thornton’s interactions with the Audit Committee and the Company’s management. Grant Thornton has served as our independent registered public accounting firm since 2004.

Our Bylaws and other governing documents or law do not require shareholder ratification of the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in our and our shareholders’ best interest.

The Board recommends the shareholders vote “for” the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2019.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. In addition to overseeing the audit of our financials by our independent registered public accounting firm, the Audit Committee reviews our unaudited quarterly financials with management. The Audit Committee is also responsible for oversight of the Company’s internal audit function and the Audit Committee meets periodically with the Company’s Director of Internal Audit to review the effectiveness of the internal audit function, internal audit plan and related internal audit activities. Lastly, the Audit Committee is tasked with overseeing the Company’s major financial risk exposures.

The Audit Committee is composed entirely of independent directors. Messrs. Monroe and McCain have been determined by the Board to be financial experts. The Audit Committee’s charter can be found in the Corporate Governance section of our website at www.CLR.com. A printed copy of the charter will be made available to any shareholder who requests it from our Secretary.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2018, with Grant Thornton, our independent auditor, with and without management present. Management has the primary responsibility for our financial statements and the overall reporting process, including assuring we develop and maintain adequate financial controls and procedures for monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Our independent auditor is responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discussing with the Audit Committee any issues it believes should be raised.

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the auditor and us that might bear on the auditor’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the auditor any relationships that may impact its objectivity and independence, and satisfied itself as to the auditor’s independence. The independent auditor reviewed its audit plans, audit scope, and identification of audit risks with the Audit Committee. The Audit Committee also discussed with management and the independent auditor the quality and adequacy of our internal controls. Further, the Audit Committee discussed and reviewed with the independent auditor all communications required by PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

Based on the above-mentioned review and discussions with management and the independent auditor, the Audit Committee recommended to the Board and the Board approved the Audit Committee’s recommendation that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC. The Audit Committee also approved and recommended to the Board, and the Board ratified the reappointment of the independent auditor for 2019.

The preceding report is presented by the members of the Audit Committee.

/s/ Mark E. Monroe	/s/ Lon McCain	/s/ William B. Berry
Mark E. Monroe Committee Chairman	Lon McCain Committee Member	William B. Berry Committee Member

Audit and Other Fees

Grant Thornton served as our independent registered public accounting firm during 2018 and 2017. The aggregate fees for various services performed by Grant Thornton for the years ended December 31, 2018 and 2017 are set forth below:

	2018	2017
Audit Fees	$991,088	$1,021,015
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	31,500	—
Total Fees	$1,022,588	$1,021,015

Fees for audit services include fees associated with our annual consolidated and subsidiary audits, the review of our quarterly reports on Form 10-Q, Sarbanes Oxley Act compliance review and services normally provided by the accounting firm in connection with statutory or regulatory filings. All Other Fees for 2018 represent the aforementioned fees paid to Grant Thornton for their comparative analysis of the Company’s bonus pool metrics relative to comparable peer companies. Audit Fees for 2017 include amounts incurred in connection with our December 2017 issuance of 4.375% Senior Notes due 2028, for services associated with the preparation of comfort letters and consents, and assistance with and review of documents to be filed with the SEC.

As necessary, the Audit Committee considers whether the provision of non-audit services by Grant Thornton is compatible with maintaining auditor independence and has adopted a policy that requires pre-approval of all audit and non-audit services. Such policy requires the Audit Committee to approve services and fees in advance and requires documentation regarding the specific services to be performed. All 2018 audit and other fees were approved in advance in accordance with the Audit Committee’s policies.

Attendance at Annual Meeting

Representatives of Grant Thornton are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Proposal 3:

Approve, by a Non-Binding Vote,

The Compensation of the

Named Executive Officers

The Company is providing shareholders an advisory vote on the compensation of our named executive officers as required by Section 14A(a)(1) of the Exchange Act. Section 14A(a)(1) was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). In January 2011, the SEC issued final rules to implement the requirements of Exchange Act Section 14A(a)(1).

The Company’s last advisory vote was held at the 2018 Annual Meeting of Shareholders. Following the 2017 Annual Meeting of Shareholders, our Board determined to hold an advisory vote on the compensation of our named executive officers on an annual basis.

This pattern will continue until the next required advisory vote on the frequency of shareholder votes on the compensation of executives, which will occur no later than our Annual Meeting of Shareholders in 2023. As a result, this proposal is being submitted for a non-binding vote at the Annual Meeting.

The advisory vote on compensation of our named executive officers is a non-binding vote on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this Proxy Statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board, or the Company’s compensation policies as they relate to risk management, as described under “Risk Assessment Related to our Compensation Structure” on page 39. The Dodd-Frank Act and related SEC regulations and guidance require the Company to hold the advisory vote on compensation of our NEOs at least once every three years.

The Company’s executive compensation programs are designed to attract, retain, and motivate experienced, talented individuals to increase shareholder value by finding and developing crude oil and natural gas reserves at costs that provide an attractive rate of return on our investment. During 2018, the Company: (i) increased net cash provided by operating activities by 66%; (ii) increased production by 23%; (iii) increased proved reserves by 15% (adjusted for 2018 divestitures); (iv) reduced total debt by $585 million and increased cash on hand by $239 million; and (v) entered into a minerals venture that allows the Company to enhance project economics and further capitalize on its geologic knowledge and land expertise. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests. The Compensation Discussion and Analysis section starting on page 22 provides a more detailed discussion of our executive compensation program.

This advisory vote on executive compensation is not binding on the Company’s Board. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

Accordingly, the Board recommends the shareholders approve the compensation of our named executive officers by voting “for” the following advisory resolution:

“RESOLVED, that the shareholders of Continental Resources, Inc. approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Continental Resources, Inc. proxy statement for the 2019 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narrative within the Executive Compensation and Other Information section of such proxy statement.”

Proposal 4:

Publish Long-Term Assessment of

Impact of Measures to Limit Global

Temperature Rise to Two Degrees

Celsius

A certain shareholder has advised the Company it intends to introduce at the 2019 Annual Meeting the proposal set forth below. The name and address and the number of shares owned by this shareholder will be provided upon request to the Company’s Secretary. The proposal may be voted on at the Annual Meeting only if properly presented by the shareholder proponent or the proponent’s qualified representative(s). The Company disclaims all responsibility for the content of the proposal and supporting statement, including any sources referenced therein.

Proponent’s Statement in Support of Shareholder Proposal

WHEREAS: In November 2016 the Paris Agreement took effect, setting a goal of keeping global temperature rise well below two degrees Celsius and it continues to shape policy decisions around the globe. This has resulted in the enactment of national, state, and local regulations to address climate change. Additionally, technological innovation, energy efficiency improvements, and consumer preferences are leading toward a low-carbon energy market that will meaningfully reduce demand for carbon-based fuels.

The CEOs of Statoil and Shell have predicted that peak demand for oil may occur as early as the 2020s. The increasing likelihood of additional public policy action and the speed of technological advancements make it vital that Continental Resources (“Company”) provide investors with more detailed analyses of the potential risks to its business due to climate change.

Continental faces a variety of risks due to climate change and the transition to a low-carbon economy. Continental acknowledges in its financial filings that action on climate change “could result in increased operating costs, limitations in our ability to develop and produce reserves, and reduced demand for the crude oil, natural gas and natural gas liquids we produce.” A recent analysis by Carbon Tracker found that a significant amount of Continental’s potential capital expenditure is at risk in a low-carbon transition.

Investors need to know what the Company plans to do to mitigate these risks. Peers like Pioneer Natural Resources and Occidental have begun the process of providing shareholders with improved disclosure on carbon asset risk. The Financial Stability Board’s Task Force on Climate Related Financial Disclosures has endorsed such an analysis. Major asset managers, such as BlackRock and Vanguard, have called for improved climate risk disclosures. In the credit market, Moody’s Global Ratings includes low demand scenarios in its ratings analysis of companies in high risk sectors such as the energy industry.

Studying potential risks to its business posed by climate change will allow the Company to design a strategy that is resilient in a world of increasing uncertainty. A report will help Range identify both vulnerabilities and opportunities for its business, and reassure investors that our Company is poised to manage and take advantage of future regulatory, technological, and market changes.

RESOLVED: Shareholders request that Continental Resources, with board oversight, publish an assessment of the long-term impacts on the Company of public policies and technological advances that are consistent with limiting global temperature rise to no more than two degrees Celsius over preindustrial levels. The report should be done at reasonable cost and omit proprietary information.

Board of Directors’ Statement in Opposition to the Shareholder Proposal

After careful consideration and for the reasons set forth below, the Board opposes the proposal as not being in the best interest of the Company or its shareholders.

There is no clear, binding, and irrevocable governmental policy directive or regulatory framework specific to a two degree Celsius scenario. As such, assessing the impact of a hypothetical scenario on a long-term basis is both premature and impractical and would likely be grossly inaccurate. To undertake such an assessment, in the absence of an enforceable and clear regulatory framework, would require the Company to make a number of significant assumptions that may not be reasonable or accurate.

The Company believes there is considerable uncertainty regarding how technological advances, potential improvements in energy efficiency, the availability and cost of alternatives to carbon-based fuels, and any consumer or industrial preference for such alternatives will impact supply and demand fundamentals for carbon-based fuels on a long-term basis. These unknowns exist because it is not clear at this time what mix of alternatives and efficiency improvements will be utilized and the pace at which such alternatives and improvements will achieve global commercial acceptance. Further complicating the requested analysis is the fact that certain of the alternatives are only commercially viable as long as government subsidies exist and continue. As seen in the United States and elsewhere in recent years, changes in political regimes can result in significant changes in, or reversals of, previous governmental regulations, initiatives, and priorities, creating significant future uncertainty. Certain energy alternatives are also dependent on carbon-based fuels serving as a back-up source of energy generation, which is another immeasurable variable that significantly impacts the analysis requested by the shareholder proposal. Any wide-spread use of alternatives to carbon-based fuels will require the development or replacement of a significant amount of domestic and global infrastructure. The pace of such development or replacement (even if it occurs) and the related impacts on the cost and economic viability of energy alternatives are other variables that cannot be predicted with reasonable certainty. There is also considerable question regarding how quickly innovations in energy efficiency will be developed, the cost to produce and use such innovations, or how rapidly they could be deployed. In light of the foregoing, the Company does not see any clear path, let alone one involving only “reasonable cost”, for forecasting the panoply of scenarios that may develop as a result of the interplay between the factors described herein.

In addition, the Company provides disclosure of risks posed by climate change regulations and changes in technology on its business and operations in its Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission (“SEC”) and is available on the Company’s website at www.CLR.com, as required by SEC rules and regulations. However, considering the uncertainties described above, it is difficult to predict specific, measurable business impacts in connection with the matters covered by the shareholder proposal. As a result, the Form 10-K describes the risks and impacts associated with the matters covered by the shareholder proposal in more general terms. The Board believes it is preferable to monitor the matters covered by the proposal, assess the specific impacts of the matters covered by the proposal if they become more certain and reasonably measureable, and adjust the Company’s public disclosures accordingly.

In light of the items discussed above, the Board does not believe resources should be allocated to assess and report on the matters contained in the shareholder proposal.

The Board recommends the shareholders vote “against” the Shareholder Proposal—Publish Long-Term Assessment of Impact of Measures to Limit Global Temperature Rise to Two Degrees Celsius.

Annual Report to Shareholders

Our Annual Report to Shareholders for the year ended December 31, 2018, including audited financial statements, accompanies this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Copies of the exhibits omitted from the Annual Report on Form 10-K accompanying this Proxy Statement are available to shareholders without charge upon written request to our Secretary at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

Shareholders Sharing

the Same Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice and Proxy Statement, Annual Report or Notice of Internet Availability may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of our Annual Report, Notice and Proxy Statement and/or Notice of Internet Availability to you if you call or write us at the following address or phone number: Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Secretary, (405) 234-9000. If you would like to receive separate copies of the Annual Report and Notice and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Proposals of Shareholders

The Board will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting. Such proposals must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws a matter can properly be brought before an annual meeting by a shareholder of the Company who is a shareholder of record at the time notice of the proposal is given and who is entitled to vote at such annual meeting. The proposing shareholder must give timely notice of his or her proposal in writing to the Secretary of the Company and satisfy the other requirements set forth in the Bylaws. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company at 20 N. Broadway, Oklahoma City, Oklahoma 73102 not later than ninety (90) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of shareholders of the Company (which for our 2020 Annual Meeting will be February 16, 2020, and January 17, 2020, respectively); provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. A shareholder’s notice to the Secretary must comply with all applicable requirements set forth in our Bylaws, and shall set forth as to each matter: (a) a brief description of the business desired to be brought before the annual meeting (which, if the proposal is for any alteration, amendment, rescission or repeal of the Company’s Certificate of Incorporation or Bylaws, shall include the text of the resolution which will be proposed to implement the same); (b) the reasons for conducting such business at the annual meeting; (c) the identity of any beneficial owner or owners on whose behalf the proposal is being made; (d) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and the name and address of any beneficial owner on whose behalf he or she may by acting; (e) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder and by any beneficial owner on whose behalf he or she may be acting; (f) any material interest of the shareholder in such business; (g) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any beneficial owner on whose behalf he or she may be acting, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to manage the risk or benefit of share price changes in the stock price of the Company for such shareholder or beneficial owner, to mitigate loss with respect to any share of stock of the Company, or to increase or decrease the voting power of such shareholder or beneficial owner with respect to any share of the stock of the Company; (h) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; (i) a representation such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (j) an undertaking by the shareholder giving the notice to update the information required pursuant to this paragraph as of the record date for the meeting promptly following the later of the record date for the meeting or the date notice of the record date is first publicly disclosed.

A shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2020 Annual Meeting must be received no later than December 6, 2019. For a proposal to be considered for presentation at the 2020 Annual Meeting, although not included in the proxy statement for such meeting, it must be received within the time period set forth in our Bylaws as described above. In addition, the proxy solicited by the Board for the 2020 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2020 Annual Meeting unless we are provided with notice of such proposal no later than ninety days prior to the date of the 2020 Annual Meeting.

Questions and Answers About This

Proxy Material and Voting

Why am I receiving these materials?

This Proxy Statement, the accompanying Notice of annual meeting and proxy card and our Annual Report are provided to you because our Board is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the internet. On or about April 4, 2019, we plan to mail to beneficial owners of shares registered in the name of a Broker (who constitute the majority of our shareholders), a Notice of Internet Availability containing instructions on how to access our proxy materials and to shareholders of record, printed copies of our proxy materials. The Notice of Internet Availability also instructs shareholders on how to vote online. This process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Annual Meeting. However, if you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Who can vote at the Annual Meeting?

Shareholders on March 21, 2019 (the record date for the Annual Meeting) are eligible to vote their shares at the Annual Meeting. On that date, we had 376,738,669 shares of our Common Stock outstanding and eligible to vote.

What am I voting on?

There are four proposals scheduled for a vote:

Election of two Class I directors to serve until the Annual Meeting of Shareholders in 2022 and until their respective successors are duly elected and qualified or until their earlier resignation or removal (Item 1 on the proxy card);

Ratification of selection of Grant Thornton as our independent registered public accounting firm (Item 2 on the proxy card);

To approve, by a non-binding vote, the compensation of our named executive officers (Item 3 on the proxy card); and

To consider a shareholder proposal requesting the Company to publish a long-term assessment of the impact of measures to limit global temperature rise to two degrees Celsius. (Item 4 on the proxy card)

How do I vote?

For Proposal 1, you may either vote “for” a nominee to the Board or you may “withhold authority” regarding your vote for any nominee you specify. For Proposals 2, 3, and 4 you may vote “for” or “against” or “abstain” from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If on March 21, 2019 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or if you hold shares of our Common Stock that have not vested pursuant to a restricted stock grant, then you are a shareholder of record. If you are a shareholder of record and you have not elected to receive notice of how to access proxy materials over the internet, you may vote in person at the Annual Meeting, by proxy using the proxy card or over the internet. If you have elected to receive notice of how to access proxy materials over the internet, you may vote in person at the Annual Meeting or over the internet. Whether you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

To vote using the proxy card, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

To vote online, please follow the instructions included on your proxy card or in any notice regarding how to access proxy materials over the internet. If you vote online, you do not need to complete and mail a proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee Record Holder

If you are a beneficial owner of shares registered in the name of your Broker, you should have received either a Notice of Internet Availability containing instructions on how to access our proxy materials and vote online or a voter information form and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions to vote online (or by telephone if you received a voter information form), or complete and return the voter information form in accordance with the instructions provided to ensure your vote is counted. If you received a Notice of Internet Availability, you can elect to request to receive a paper copy of proxy materials which will include a voter information form. To vote in person at the Annual Meeting, you must obtain a valid proxy from your Broker. Follow the instructions from your Broker included with these proxy materials, or contact your Broker for a proxy form.

How many votes do I have?

On each proposal, you have one vote for each share of Common Stock you own as of March 21, 2019.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, employees, and agents may also solicit proxies in person or by other means of communication. Directors and employees will not be paid any special compensation for soliciting proxies. We may reimburse brokerage firms, banks, dealers and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability, proxy card or voter information form?

If you receive more than one Notice of Internet Availability, proxy card or voter information form, your shares are registered in more than one name or are registered in different accounts. Please respond to each Notice of Internet Availability or please complete, sign, and return each proxy card or voter information form to ensure all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

You may enter a new vote over the internet or by submitting another properly completed proxy card with a later date. To request a new proxy card, you should call our transfer agent, American Stock Transfer & Trust Company, LLC at (800) 937-5449 or mail a request to our transfer agent at 6201 15th Avenue, Brooklyn, NY 11219, Attn: Shareholder Services Dept.

You may send a written notice revoking your proxy to Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Eric S. Eissenstat, Secretary.

You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your Broker, you should follow the instructions provided by your Broker to revoke your proxy.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum is present if at least a majority of the issued and outstanding shares entitled to vote are represented by shareholders present at the Annual Meeting or by proxy. On the record date, there were 376,738,669 shares issued and outstanding and entitled to vote. Therefore, 188,369,335 shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your Broker), or if you vote in person at the Annual Meeting. Abstentions and withhold authority votes will be counted towards the quorum requirement and broker non-votes (discussed immediately below) will be counted toward the quorum requirement assuming the Broker is entitled to vote the applicable shares on at least one discretionary proposal. If there is no quorum, the Chairman of the Annual Meeting may adjourn the Annual Meeting to another date.

What are broker non-votes?

A broker non-vote occurs when the Broker is unable to vote the shares it holds on behalf of a beneficial owner (such shares are said to be held in “street name”) because a proposal is not routine and the beneficial owner has not provided any voting instructions on that matter. NYSE rules determine whether proposals are routine. If a proposal is routine, a Broker holding shares in street name may vote on the proposal without voting instructions. If a proposal is not routine, the Broker may vote on the proposal only if the beneficial owner has provided voting instructions. If a Broker does not receive instructions for a non-routine proposal, the Broker will return a proxy card without a vote on that proposal, which is commonly referred to as a “broker non-vote.” The ratification of Grant Thornton’s appointment is a routine proposal, but the election of directors, say on pay proposal, and shareholder proposal are not routine proposals under applicable NYSE rules.

What vote is required to approve the election of directors (Item 1 on the proxy card)?

Directors are elected by a plurality of the votes cast at the Annual Meeting (that is the two director nominees receiving the greatest number of votes cast will be elected). While votes “withheld” will not have an effect on the outcome of the elections, our Bylaws provide that, if a nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election he or she must submit his or her offer of resignation for consideration by the Nominating/Corporate Governance Committee. Broker non-votes will not have an effect on the outcome since they do not count as a vote in favor of a nominee under the plurality standard.

What vote is required to approve the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 2 on the proxy card)?

Under Oklahoma state law the ratification of the selection of Grant Thornton as our independent registered public accounting firm requires a majority of the shares present in person or represented by proxy and entitled to vote on the matter vote “for” the proposal. If you “abstain” from voting, it will have the same effect as an “against” vote because abstentions are treated as entitled to vote under Oklahoma state law.

What vote is required to approve the compensation of the named executive officers (Item 3 on the proxy card)?

Oklahoma state law requires the proposal to approve the compensation of the named executive officers be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter. If you “abstain” from voting, it will have the same effect as an “against” vote on the proposal to approve, by a non-binding vote, the compensation of the Company’s named executive officers, because abstentions are treated as entitled to vote under state law. Since this proposal is not a routine proposal, broker non-votes will not be treated as entitled to vote on the matter and accordingly will have no impact on the outcome of this vote.

What vote is required to approve the shareholder proposal (Item 4 on the proxy card)?

Oklahoma state law requires the shareholder proposal be approved by a majority of the shares present in person or represented by proxy and entitled to vote on such proposal. If you “Abstain” from voting on the shareholder proposal, it will have the same effect as an “Against” vote on such proposal because abstentions are treated as entitled to vote under state law. Since the shareholder proposal is not a routine proposal, broker non-votes will not be treated as entitled to vote on the proposal and accordingly will have no impact on the outcome of this vote.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the rescheduled meeting. You may change or revoke your proxy until it is voted.

How does the Board recommend I vote on the proposals?

The Board recommends you vote:

FOR the two Class I nominees for director (Item 1 on the proxy card);

FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Item 2 on the proxy card);

FOR approval, by a non-binding vote, of the compensation of our named executive officers (Item 3 on the proxy card); and

AGAINST the shareholder proposal requesting the Company to publish a long-term assessment of the impact of measures to limit global temperature rise to two degrees Celsius.

Who will serve as the inspector of election at the Annual Meeting?

We anticipate Eric S. Eissenstat, our Senior Vice President, General Counsel, Chief Risk Officer and Secretary, will serve as the inspector of election and will tabulate the proxies and ballots at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed within four business days after the Annual Meeting.

Other Matters

Our Board does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Annual Meeting of Shareholders and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

ANNEX A

NYSE Independence Standards Generally Applicable to Directors

The Board of Directors uses the independence standards of the New York Stock Exchange (“NYSE”) generally applicable to directors to determine the independence of its members. These are set forth below, omitting commentary and definitions. Defined terms are marked with asterisks and have the meanings set forth in Section 303A.02 of the NYSE Listed Company Manual.

No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the *listed company* (either directly or as a partner, shareholder or officer of an organization that has a relationship with the *company*).

In addition, in affirmatively determining the independence of any director who will serve on the compensation committee of the listed company’s board of directors, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

(B) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.

In addition, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an *immediate family member* is, or has been within the last three years, an *executive officer*, of the listed company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director is a current partner or employee of a firm that is the listed company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 16, 2019

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at https://materials.proxyvote.com/212015

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.i

∎	20230303000000000000 8	051619

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:			2.	Ratification of selection of Grant Thornton LLP as independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Harold G. Hamm ¡ John T. McNabb, II
					FOR	AGAINST	ABSTAIN
			3.	Approve, by a non-binding vote, the compensation of the named executive officers.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			4.	Publish long-term assessment of impact of measures to limit global temperature rise to two degrees Celsius.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee (s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 3, and AGAINST Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

☐                     ∎

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

The undersigned hereby appoints Eric Eissenstat and John Hart, and each of them, as proxies (the “Proxies”), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of stock of Continental Resources, Inc. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on May 16, 2019, or any later reconvened meeting.

(Continued and to be signed on the reverse side)

∎ 1.1	14475 ∎

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 16, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at https://materials.proxyvote.com/212015

i        Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.       i

∎	20230303000000000000 8	051619

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:			2.	Ratification of selection of Grant Thornton LLP as independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Harold G. Hamm ¡ John T. McNabb, II
					FOR	AGAINST	ABSTAIN
			3.	Approve, by a non-binding vote, the compensation of the named executive officers.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			4.	Publish long-term assessment of impact of measures to limit global temperature rise to two degrees Celsius.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee (s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 3, and AGAINST Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎